SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Rockville Financial, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P.O. Box 660, Rockville, CT 06066

April 4, 2013

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Rockville Financial, Inc. (the “Company”). The meeting will be held at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut on Thursday, May 16, 2013 at 10:00 a.m.

At the Annual Meeting you will be asked to: (1) elect three Directors; (2) ratify the appointment of Wolf & Company, P.C. as our independent auditors for the current year; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors unanimously recommends that you vote FOR the election of the Board’s nominees for election as Directors and FOR the ratification of Wolf & Company, P.C. as our independent auditors. We encourage you to read the accompanying Proxy Statement, which provides information regarding Rockville Financial, Inc. and the matters to be voted on at the Annual Meeting. We have also enclosed a copy of our 2012 Annual Report to Shareholders, which includes its Annual Report to the SEC on Form 10-K for the year ended December 31, 2012.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously voted.

We look forward to seeing you at the meeting.

Sincerely,

/s/ William H. W. Crawford, IV
William H. W. Crawford, IV
President and Chief Executive Officer

ROCKVILLE FINANCIAL, INC.

25 Park Street, Rockville, CT 06066

860-291-3600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 16, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of Rockville Financial, Inc. (the “Company” or “Rockville”), the holding company for Rockville Bank (the “Bank”) will be held on Thursday, May 16, 2013, at 10:00 a.m., at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut 06074 for the following purposes:

1.	To elect three (3) Directors of the Company.

2.	To ratify the appointment of Wolf & Company, P.C. as independent auditors of the Company for the year ending December 31, 2013.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.

Pursuant to the Company’s bylaws, the Board of Directors of the Company has fixed the close of business on March 22, 2013, as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors

/s/ Judy Keppner Clark
Judy Keppner Clark
Secretary

Rockville, Connecticut

April 4, 2013

ROCKVILLE FINANCIAL, INC.

25 Park Street, Rockville, CT 06066

860-291-3600

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rockville Financial, Inc. (the “Company” or “Rockville”), the holding company for Rockville Bank (the “Bank”), to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) which will be held at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut on Thursday, May 16, 2013 at 10:00 a.m., and at any adjournment thereof. This Proxy Statement is expected to be first mailed to shareholders on or about April 4, 2013.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

The Annual Meeting has been called for the following purposes: (1) to elect three Directors of the Company; (2) to ratify the appointment of Wolf & Company, P.C. as our independent auditors for the year ended December 31, 2013; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

If you vote using the enclosed form of proxy, your shares will be voted in accordance with the instructions indicated. Executed but unmarked proxies will be voted FOR the election of the Board’s nominees as Directors and FOR the ratification of the appointment of Rockville’s independent auditors. Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors.

SOLICITATION OF PROXIES

All costs of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors, officers and other employees of the Company or the Bank may solicit proxies personally, by telephone or other means without additional compensation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock. The Company has also retained Morrow & Co., LLC, a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $7,000, plus reimbursement of certain out-of-pocket expenses.

REVOCATION OF PROXIES

Shareholders who execute proxies retain the right to revoke them. A shareholder giving a proxy may revoke it at any time prior to its exercise by (i) filing with the Secretary of the Company written notice of revocation, (ii) submitting a duly-executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. Unless so revoked, the shares represented by the proxies will be voted according to the shareholder’s instructions on the proxy or, if no instructions are given, in favor of the Proposals described in this Proxy Statement. In addition, shares represented by proxies will be voted as directed by the Board of Directors with respect to any other matters that may properly come before the Annual Meeting or any adjournment. Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

WHO CAN VOTE

Only shareholders of record as of the close of business on March 22, 2013, are entitled to vote at the Annual Meeting. As of March 13, 2013, there were approximately 27,960,638 shares of common stock, no par value, (the “Common Stock”) issued and outstanding. The Company has no other class of securities outstanding at this time. Each share of Common Stock is entitled to one vote except as described below. All votes, whether voted in person or by proxy, will be tabulated by the Company’s Inspector of Elections appointed for the Annual Meeting by the Board of Directors. Abstentions and broker non-votes are counted for purposes of establishing a quorum. Pursuant to the Company’s Certificate of Incorporation, shareholders are not entitled to cumulate their votes for the election of Directors. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting (after subtracting any shares in excess of the Limit described below) is necessary to constitute a quorum.

As provided in the Company’s Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to vote with respect to shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors to (i) make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

VOTING PROCEDURES

There is no cumulative voting for the election of Directors, and they are elected by a plurality of the vote. At the Annual Meeting, three Directors have been nominated; two Directors will be elected for a term of four years and one Director will be elected for a term of one year. Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast at the Annual Meeting. An abstention by a shareholder present or represented at the Annual Meeting will have the same effect as a vote against the proposal to ratify the appointment of the independent auditors. Broker non-votes, however, are not counted as present and entitled to vote on the proposals, and have no effect on that vote. The election of directors is considered a “non-routine” matter. Therefore, if you do not provide your broker or nominee with voting instructions with regard to those matters, your broker or nominee will not be able to vote your shares on either vote. If you prefer, you may vote by using the telephone or Internet. For information on submitting your proxy or voting by telephone or Internet, please refer to the instructions on the enclosed proxy.

Executed but unmarked proxies will be voted FOR all proposals.

Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters as determined by a majority of the Board of Directors.

Enclosed with this Proxy Statement is the Company’s Annual Report to Shareholders for the year ended December 31, 2012, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

CORPORATE GOVERNANCE

General

The Company was formed on September 13, 2010 as a state-chartered, stock holding company in anticipation of the second step conversion of its predecessor mutual holding company, Rockville Financial, MHC, Inc. Fifty-five percent of the Company’s common stock was owned by Rockville Financial MHC, Inc., a state-chartered mutual holding company and the Company held all of the common stock of Rockville Bank (the “Bank”).

On March 3, 2011 the Company completed a plan of conversion and reorganization (the “Conversion”) whereby Rockville Financial MHC, Inc. converted from a partially public mutual holding company structure to a fully public stock holding company structure. At that time, Rockville Financial MHC, Inc. ceased to exist and Rockville Bank became a wholly-owned subsidiary of Rockville Financial, Inc. References in this proxy statement to the Company prior to the date of the Conversion refer to the old Rockville Financial, Inc. and the financial information in the accompanying Annual Report to Shareholders for the fiscal year ended December 31, 2010 is for the old Rockville Financial, Inc.

The business and affairs of the Company are managed by or under the direction of its Board of Directors. Members of the Board of Directors inform themselves of the Company’s business through discussions with its President and Chief Executive Officer and with other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees.

Risk Oversight

The Board of Directors (the “Board”) has the primary responsibility for general risk oversight of the Company with the Audit Committee responsible for monitoring financial risk. The Board and Audit Committee periodically review Management’s implementation of a comprehensive Risk Management Program to identify, assess, mitigate, monitor, and most importantly communicate risk profiles inherent within the organization. Management assumes the responsibility for identifying and assessing various risks for the Board and Audit Committee to ensure both proper mitigation and remediation plans are in place as well as compliance with all regulatory guidelines. In support of these requirements, in mid-year 2011, a newly created division was approved by the Board and promptly staffed with experienced individuals, each with decades of experience. Specifically, a Chief Risk Officer (“CRO”) was hired as a direct report to the President and Chief Executive Officer as well as a dedicated Information Security Officer, Compliance Officer, Director of Internal Audit, Enterprise Risk Manager and BSA/AML Officer reporting to the CRO. Numerous initiatives were developed and implemented, and continued throughout 2012 to continue to provide the Board and Audit Committee information in a timely manner to allow risk to be mitigated throughout the organization. The Board’s oversight is also augmented by the Risk Management Committee, which is now chaired by the CRO as well as a slate of voting members comprised of Risk Division officers, Information Technology officers, and most members of Executive Management. Included as well is at least one outside Director who not only is a voting member, but provides a detailed monthly report to the Board at its next regularly scheduled meeting. The Risk Management Committee reports directly to the Chief Executive Officer.

As a regulated financial institution, Rockville Bank is examined on a Federal and State mandated schedule, by the respective banking authorities. The results of these examinations are presented to the full Board promptly and fully, along with Management’s formal response as prepared for and forwarded to the respective Federal or State agencies. Any findings and recommendations contained in the reports of examination, as well as Internal Audit reports, are promptly implemented for corrective action and formally tracked and directly communicated to the Audit Committee. These formalized processes provide a consistent, transparent, very detailed and “strong” review of any areas of concern and serve as additional risk management oversight. Risk management is also incorporated into the Compensation Committee process in the form of a risk assessment as prepared by the CRO, and presented jointly with the Executive Vice President Human Capital.

Independence of Board of Directors and Members of Its Committees

It is the policy of the Company’s Board of Directors that a majority of its Directors be independent of the Company and its subsidiaries within the meaning of applicable laws and regulations and the listing standards of the NASDAQ Global Select Stock Market. The Governance Committee reviews the independence of Board members on an ongoing basis and, at least once a year, makes a determination of each director’s independence against the independence criteria and delivers a report to the Board.

Since the Company’s formation in 2004 and full conversion in 2011 and for many years prior thereto as a mutual savings bank, Rockville’s Board of Directors has been chaired by an independent member of the Board. The Chairman of the Board works with the President and Chief Executive Officer on Board procedures so as to maintain objectivity while at the same time taking advantage of the banking experience and insight of management in order to make effective use of the Board for the Company’s benefit. The Board believes it important to retain the flexibility to allocate the responsibilities of the office of Chairman of the Board in any manner that it determines from time to time to be in the best interests of the Company.

The Company’s Board of Directors has affirmatively determined that the Directors nominated for election at the annual meeting and all Directors of the Company whose terms continue are independent, with the exception of William H. W. Crawford, IV, the Company’s President and Chief Executive Officer, and Joseph F. Jeamel, Jr., the Company’s Executive Vice President until his retirement effective June 30, 2010. The Company’s Board of Directors has also affirmatively determined the Board’s Audit Committee is comprised entirely of independent Directors within the meaning of applicable laws and regulations, the listing standards of the NASDAQ Global Select Stock Market and the Company’s corporate guidelines as set forth in the Company’s Audit Committee Charter. The Audit Committee Charter can be found on the Company’s website under the link entitled “Governance Documents” at www.rockvillefinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Investor Relations, Rockville Financial, Inc., 25 Park Street, Rockville, CT 06066. Ms. Shaw can be reached by e-mail at: mshaw@rockvillebank.com. In addition, the Company’s Board of Directors has affirmatively determined that the Board’s Compensation and Governance Committees are comprised entirely of independent Directors within the meaning of applicable laws and regulations, and the listing standards of the NASDAQ Global Select Stock Market.

Independence Standards

As described above, the Company’s Board of Directors examines the independence of its members annually. In order for a Director to be considered independent, the Board must determine that the Director has no material relationship with the Company or its affiliates, either directly or as a partner, shareholder or officer of an organization that has such a material relationship. At a minimum, a Director will not be considered independent if, among other things, the Director:

1.	Has been employed by the Bank or its affiliates in the current year or past three years.

2.	Accepts directly or indirectly any consulting, advisory or other compensatory fee from the Bank or any affiliate thereof, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee and other than fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Bank, provided such compensation is not contingent in any way on continued service.

3.	Has accepted, or has an immediate family member who has accepted, any payments from the Bank or its affiliates in excess of $120,000 during the current or any of the three previous fiscal years (except for board services, retirement plan benefits, non-discretionary compensation or loans made by the Bank in accordance with applicable banking regulations).

4.	Has an immediate family member who is, or has been in the past three years, employed by the Bank or its affiliates as an executive officer.

5.	Has been or has an immediate family member who has been, a partner in, a controlling shareholder or an executive officer of any “for profit” business to which the Bank made or from which it received, payments (other than those which arise solely from investments in the Company’s securities) that exceed five percent of the entity’s or the Bank’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years.

6.	Has been or has an immediate family member who has been employed as an executive of another entity where any of the Bank’s executives serve or have served during the past three years on that entity’s compensation committee.

7.	Has been or has an immediate family member who has been a current partner of the Bank’s outside auditor, or was a partner or an employee of the Bank’s outside auditor, who worked on the Bank’s audit at any time during any of the past three years.

Board Meetings and Committees

The business of the Company’s and the Bank’s Boards of Directors is conducted through regularly scheduled meetings and activities of the Boards and their committees. The Board of Directors of the Bank consists of those persons who serve as Directors of the Company. Additionally, members of the Company’s committees serve on the identical committees of the Bank. During 2012, the Board of Directors held twelve (12) regular meetings and seven (7) special meetings. No Director attended fewer than 75% of the aggregate of the Bank’s and the Company’s Board and committee meetings in 2012, of which he or she was a member, during the period he or she was a Director and a committee member.

Director Attendance at Annual Meetings of Shareholders

It is the Company’s policy to encourage the attendance of each member of the Board of Directors at the Company’s Annual Meeting of Shareholders. The Company expects all of its Directors to attend the Annual Meeting. Last year, all of the Directors attended the 2012 Annual Meeting.

Committees of the Board of Directors

The Company’s Board of Directors has six committees: the Audit Committee (as described below), the Compensation Committee (as described below), the Governance Committee (as described below), the Asset/Liability Committee, the Executive Committee and the Lending Committee. Each of the above committees is a joint committee of the Company and the Bank. The Board of Directors may, by resolution, designate one or more additional committees.

The Audit Committee, consisting of Directors Stuart E. Magdefrau, Chairman, Raymond H. Lefurge, Jr., Vice Chairman, David A. Engelson, and Richard M. Tkacz, meets periodically with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal audit, compliance and financial reporting matters. This committee met nine (9) times during the year ended December 31, 2012. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Global Select Stock Market and the Securities and Exchange Commission’s (“SEC”) Audit Committee independence standards. The Board of Directors has determined that Mr. Lefurge and Mr. Magdefrau are audit committee financial experts under the rules of the SEC. The Audit Committee acts under a written charter adopted by the Board of Directors. The Audit Committee Charter can be found on the Company’s website under the link entitled “Governance Documents” at www.rockvillefinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Investor Relations, Rockville Financial, Inc., 25 Park Street, Rockville, CT 06066. Ms. Shaw can be reached by e-mail at: mshaw@rockvillebank.com. All of the members of the Audit Committee have a basic understanding of finance and accounting and are able to read and understand fundamental financial statements.

The Compensation Committee currently consists of Directors Kristen A. Johnson, Chairman, David A. Engelson, Vice Chairman, C. Perry Chilberg, Raymond H. Lefurge, Jr. and Rosemarie Novello Papa. This committee met nineteen (19) times during the year ended December 31, 2012. The Compensation Committee acts under a written charter adopted by the Board of Directors. The Compensation Committee Charter can be found on the Company’s website under the link entitled “Governance Documents” at www.rockvillefinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Investor Relations, Rockville Financial, Inc., 25 Park Street, Rockville, CT 06066. Ms. Shaw can be reached by e-mail at: mshaw@rockvillebank.com.

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee is independent in accordance with the listing standards of the NASDAQ Global Select Stock Market. There were no Compensation Committee “interlocks” during 2012, which generally means that no executive officer of the Company served as a member of the compensation committee or board of directors of another non-tax-exempt company, an executive officer of which serves on the Company’s Compensation Committee.

The Governance Committee and Selection of Nominees for the Board

The Company has adopted a Governance Committee Charter. The Governance Committee Charter can be found on the Company’s website under the link entitled “Governance Documents” at

www.rockvillefinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Investor Relations, Rockville Financial, Inc., 25 Park Street, Rockville, CT 06066. Ms. Shaw can be reached by e-mail at: mshaw@rockvillebank.com. This Charter sets forth the procedure for selecting (i) Director nominees for election and/or re-election to the Board of Directors at the annual meeting of shareholders, (ii) candidates to fill vacancies on the Board in between annual meetings of shareholders, and (iii) Board members for membership on Board committees. The current members of the Governance Committee are Michael A. Bars, Chairman, C. Perry Chilberg, Vice Chairman, Kristen A. Johnson, Raymond H. Lefurge, Jr. and Stuart E. Magdefrau. This committee met seven (7) times during the year ended December 31, 2012.

The Governance Committee is responsible for recommending current Directors for re-nomination and for identifying and recruiting Director candidates as needed. Director candidates are recommended based upon their character and track record of accomplishments in leadership roles as well as their professional and corporate experience, skills and expertise; and more specifically based upon their observance of the highest standards of business and personal ethics and integrity, their active support of community activities in our market area, and their willingness to participate in appropriate business development efforts and Bank outreach events. Current Directors whose terms are expiring and those persons nominated by shareholders, if any, are reviewed under similar considerations, and also based on contribution, change of status and commitment to the Company. The Governance Committee seeks to align Board composition with Rockville Bank’s strategic direction so that the Board’s members bring skills, experience and background that are relevant to the key strategic and operational issues that they will review, oversee and approve. Because being the best community bank in our market is a cornerstone of Rockville Bank’s strategic direction, community outreach and community leadership are important considerations in reviewing and selecting director candidates. Because the Company is a financial institution, familiarity with financial matters and business acumen are other important considerations. The Governance Committee and the other members of the Board view the Company’s Board of Directors as a deliberative body and seek members who are willing to learn from each other and deliberate issues as they arise.

The Company does not have a diversity policy relating to Board membership, nor has it articulated a specific definition of diversity in this context.

The Governance Committee makes its recommendations to the independent members of the Company’s Board of Directors. The independent members of the Board of Directors, by majority vote, recommend Director nominees to the full Board for election and/or re-election to the Board at the annual meeting of shareholders and, if necessary, candidates to fill vacancies on the Board in between annual meetings of the shareholders. In making such recommendations, the independent Directors consider the recommendations of the Governance Committee but may recommend Director nominees not recommended or considered by the Governance Committee. The Board of Directors then recommends to the shareholders Director nominees for election and/or re-election to the Board at the annual meeting of shareholders.

Each nominee for election as a Director at the annual meeting described below under “Election of Directors (Proposal 1)” was recommended to the independent members of the Board by the Governance Committee in accordance with the procedures set forth above. In determining to recommend re-election of those Directors whose terms expire in 2013, the Governance Committee and the independent members of the Board reviewed the specific credentials of the three nominees and the general skill set and experience of the Board. Although the Governance Committee may choose to recommend an increase in Board size in the future, it also determined that the ten (10) remaining Directors, including the nominees, collectively have the requisite skill sets and experience to enable the Board to operate effectively. Although the Governance Committee and Board considered all aspects of the nominees’ credentials and experience, the following attributes were influential in its determination:

Mr. Jeamel had been, prior to his retirement in 2010, an executive officer of the Company since its formation in 2004 and of Rockville Bank since 1990 and, before that had approximately 30 years with other Connecticut banks. He has had both operational and financial responsibilities at both institutions. He was one of two management directors on the Board. He is also active on the board of directors of a significant social services agency in the community and Treasurer of the Board of Trustees of a local not-for-profit health network. His banking and related business and leadership experience, as well as his community service experience, are valuable to the Board’s overall capabilities.

Mr. Lefurge is a certified public accountant and the president of an accounting firm located in the community. He also is a financial expert under the rules of the SEC. His financial and leadership experience are valuable to the Board’s overall capabilities.

Mr. Magdefrau is a certified public accountant practicing with an accounting firm that he founded, located in the community. He also is a financial expert under the rules of the SEC. His financial and leadership experience are valuable to the Board’s overall capabilities.

The seven (7) remaining members of the Company’s Board are currently serving terms that expire in 2014, 2015 and 2016. The Governance Committee and the Board do not consider the qualifications of these individuals annually. However, in reviewing the candidates for nomination or re-nomination each year, the Governance Committee and Board do consider the mix of talents and experience of the entire Board. Among other things, the Governance Committee and the Board consider the following qualities or experience of those members whose terms expire in 2014, 2015 and 2016 to be significant and relevant:

Mr. Crawford joined the Company in January 2011 as Senior Executive Vice President of Rockville Financial, Inc. and Rockville Bank and held this position until former President and Chief Executive Officer William J. McGurk’s planned retirement in April 2011, at which time Mr. Crawford became the President and Chief Executive Officer of both entities. Prior to joining Rockville, Mr. Crawford served in numerous executive roles with Wells Fargo Bank, Wachovia Bank, and SouthTrust Bank from 1997 to 2010 including: Executive Vice President, Commercial Banking, Eastern Virginia, Regional President/Executive Vice President in four different markets: Raleigh/Durham, Southeast Florida, Greensboro/Winston Salem, and Norfolk/Virginia Beach. Mr. Crawford has 25 years of industry experience including leading regional banks exceeding $4 billion in deposits and 1,000+ employee organizations.

Mr. Engelson is the Chief Executive Officer of one of the community’s most active and visible social service agencies and is a prior elementary school principal in the community. His long time significant leadership and involvement in community service are valuable to the Board’s overall capabilities.

Mr. Tkacz is an entrepreneur who owns two community businesses with a significant presence in the construction and residential homeowner markets. His experience as an entrepreneur and participation in the business community are valuable to the Board’s overall capabilities.

Mr. Chilberg is an entrepreneur who owned a business with both a consumer retail function and a manufacturing component. His business experience as an entrepreneur in the community is valuable to the Board’s overall capabilities.

Ms. Johnson is the Vice President of Human Resources and Corporate Secretary of Connecticut Water Company. Prior to joining Connecticut Water Company in 2007, she served as Senior Vice President, Human Resources and, Organizational Development Officer, at Rockville Bank since 1996. Her human resources leadership and banking and related business experience, as well as her community service experience, are valuable to the Board’s overall capabilities.

Ms. Papa has served as the Chairman and continues to serve as a member of the board of directors of the primary voluntary healthcare institution in the community. She also serves on the board of directors of a local community college. Her leadership and community service experience are valuable to the Board’s overall capabilities.

Mr. Bars is a partner with one of the largest law firms headquartered in the community and has served on the boards of directors of numerous community organizations. His legal and community service experience are valuable to the Board’s overall capabilities.

Shareholder Nominations for the Board

Nominations by shareholders of record will be considered by the Governance Committee if such nomination is submitted in writing to the Secretary of the Company either by mail or in person at the principal offices of the Bank located at 25 Park Street, Rockville, Connecticut 06066 not less than 100 days prior to any meeting of shareholders called for the election of Directors; provided however, that if fewer than 100 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered in person to the Secretary of the Company prior to the earlier of the close of business on the 10th day following (i) the date on which notice of such meeting was given to shareholders; or (ii) the date on which a public announcement of such meeting was first made.

To be considered, the shareholder’s nomination must contain (i) the name, age, business address and residence address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of common stock of the Company that will be voted for each proposed nominee; (iv) the name and address of the notifying shareholder; (v) the number of shares of common stock of the Company that are beneficially owned by the notifying shareholder; (vi) any other information relating to the proposed nominee as required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (vii) the nominee’s written consent to serve as a Director if elected.

Code of Ethics

The Company’s Standards of Conduct Policy is designed to promote the highest standards of ethical and professional conduct by the Company’s Directors, executive officers, including the principal executive officer, the principal accounting officer and employees and is adopted annually. The Standards of Conduct Policy requires that the Company’s Directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Standards of Conduct Policy, Directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Standards of Conduct Policy.

The Company also has a Whistleblower Policy, which is incorporated into the Standards of Conduct Policy, that requires Directors, executive officers and employees to comply with appropriate accounting and internal controls and establishes procedures to report any perceived wrongdoing, questionable accounting or auditing matters in a confidential and anonymous manner. The Whistleblower Policy also prohibits the Company from retaliating against any Director, executive officer or employee who reports actual or apparent violations of the Standards of Conduct Policy. In accordance with this policy, communication of reports is directly to the Executive Vice President Human Capital or the Chairman of the Audit Committee. A copy of the Standards of Conduct Policy, including the Whistleblower Policy is available, without charge, upon written request to Marliese L. Shaw, Investor Relations, Rockville Financial, Inc., 25 Park Street, Rockville, CT 06066.

Shareholder Communications with the Board

The Company endeavors to ensure that the Board of Directors or individual Directors, if applicable, consider the views of its shareholders, who may communicate with the Board of Directors by sending a letter or an e-mail to the Company’s Secretary, Judy Keppner Clark (JKClark@rockvillebank.com) or by written correspondence to the Board of Directors or an individual Director with a copy to Ms. Keppner Clark. All communications to the Board will be reviewed by the Company’s Chairman and President, with appropriate recommendations then being made to the Board. The Company believes that this procedure allows the Board to be responsive to shareholder communications in a timely and appropriate manner.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

General

The Audit Committee has appointed Wolf & Company, P.C. as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2013, subject to ratification by the shareholders. In making its selection, the Audit Committee considered whether Wolf & Company, P.C.’s provision of services other than audit services is compatible with maintaining the independence of Rockville’s independent accountants. In addition, the Audit Committee reviewed the fees proposed by Wolf & Company, P.C for tax services and other fees for the year ending December 31, 2013, and concluded that those fees are compatible with the independence of Wolf & Company, P.C.

Audit Fees

The Audit Committee reviewed the fees described below for audit related services and tax services and concluded that those fees are compatible with the independence of Wolf & Company, P.C. for the years ended December 31, 2012 and 2011. The following table sets forth the aggregate fees billed by Rockville’s independent registered public accounting firm, Wolf & Company, P.C. for the years ended December 31, 2012 and 2011:

	December 31,
	2012	2011
	(In Thousands)
Audit Fees(1)	$362	$362
Tax Preparation Fees (2)	56	44
All Other Fees(3)	19	133

Total	$437	$539

(1)	Includes estimated fees for the financial statement audit of the Company, the audit of internal control over financial reporting, quarterly reviews and the HUD compliance audits and agreed-upon procedures for Rockville Bank.
(2)	Consists of tax return preparation and tax-related compliance and services.
(3)	Consists of WolfPAC Information Technology, Customer Information and Financial Reporting risk assessment modules and implementation costs. In 2011, this also consisted of fees for review of HMDA compliance.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Consistent with SEC requirements regarding auditor independence, the Audit Committee is required to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Committee reviews annually and pre-approves all audit and permitted non-audit services rendered by the Company’s independent auditors in accordance with the Company’s Audit Committee Charter.

All engagements of the independent auditor to perform any audit services and non-audit services during 2012 were pre-approved by the Audit Committee in accordance with the Company’s Audit Committee Charter. There were no instances where this was waived.

REPORT OF THE AUDIT COMMITTEE

In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Board of Directors of the Company submits this report for 2012.

The Audit of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Its responsibilities include appointing, compensating and monitoring the Company’s independent auditors. During 2012, the Committee was comprised of four (4) directors, each of whom is independent as defined by the rules of the NASDAQ Global Select Stock Markets and the SEC.

The Committee operates under a written charter approved by the Board of Directors. The Audit Committee Charter can be found on the Company’s website under the link entitled “Governance Documents” at www.rockvillefinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Investor Relations, Rockville Financial, Inc., 25 Park Street, Rockville, CT 06066. Ms. Shaw can be reached by e-mail at: mshaw@rockvillebank.com.

Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors, Wolf & Company P.C., are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Committee met with management and Wolf & Company P.C. to review and discuss the 2012 consolidated financial statements. The Committee also discussed with Wolf & Company P.C . the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee also received written disclosures and a letter from Wolf & Company P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed with Wolf & Company P.C. the firm’s independence.

Based upon the Committee’s discussions with management and the independent auditors, and the Committee’s review of the presentations of management and the independent auditors, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which will be filed with the SEC on March 14, 2013.

March 7, 2013

The Audit Committee:

Stuart E. Magdefrau, Chairman,

Raymond H. Lefurge, Jr., Vice Chairman

David A. Engelson

Richard M. Tkacz

ELECTION OF DIRECTORS

(Proposal 1)

The Certificate of Incorporation of the Company provides that the number of Directors shall not be fewer than eight (8) nor more than sixteen (16). The Certificate of Incorporation further provides that the number of Directors shall only be increased or decreased by the Board of Directors. Currently, the Board of Directors has set the number of Directors at eleven (11), but will decrease to ten (10) following the Annual Meeting. The Company’s Bylaws provide that no person age 70 or older is eligible for election and/or re-election as a Director. Joseph F. Jeamel, Jr. and William J. McGurk, both current Directors, are at an age that makes them ineligible for re-election at the Annual Meeting; however, the Company is making an exception to the retirement age policy at this time and allowing for the re-nomination of Mr. Joseph F. Jeamel, Jr. for a one-year term in order to assist with the Company’s transition to a fully public company and to maintain banking industry expertise on the Board during the transition. Mr. McGurk will retire at this year’s Annual Meeting.

Three (3) Directors will be elected at the Annual Meeting to serve for one-year and four-year terms, as applicable, and until their successor is elected and qualified. Following the recommendation of the Governance Committee, the independent members and the full membership of the Board of Directors have recommended and nominated Joseph F. Jeamel, Jr., Raymond H. Lefurge, Jr. and Stuart E. Magdefrau, current Board members, for re-election as Director. There are no arrangements known to Management between Joseph F. Jeamel, Jr., Raymond H. Lefurge, Jr. and Stuart E. Magdefrau and any other person pursuant to which such nominee was selected. Mr. Lefurge and Mr. Magdefrau are nominated for a four-year term to expire in 2017 and Mr. Jeamel is nominated for a one-year term to expire in 2014.

The persons named on the enclosed proxy intend to vote for the election of Mr. Jeamel, Mr. Lefurge and Mr. Magdefrau, unless the proxy is marked by the shareholder to the contrary. If Mr. Jeamel, Mr. Lefurge or Mr. Magdefrau is unable to serve, all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend, or the Board of Directors may determine to reduce the number of directorships to eliminate the resulting vacancy. The Board knows of no reason why Mr. Jeamel, Mr. Lefurge or Mr. Magdefrau might be unavailable to serve. The table below and on the following pages sets forth certain information with respect to Mr. Jeamel, Mr. Lefurge and Mr. Magdefrau, and each Director continuing in office.

NOMINEE FOR DIRECTOR FOR ONE YEAR TERM TO EXPIRE IN 2014

	Director
	Age(1)	Since(2)

Joseph F. Jeamel, Jr.	73	2007
Mr. Jeamel joined Rockville Bank in 1990. He served as Senior Vice President and Chief Financial Officer of Rockville Bank until 2003 when he was promoted to Executive Vice President. In 2005, he was promoted to Chief Operating Officer of Rockville Bank and was appointed Executive Vice President of the Company. Mr. Jeamel retired from his positions with Rockville Bank and the Company on June 30, 2010, but still consults for Rockville Bank.

NOMINEES FOR DIRECTOR FOR FOUR YEAR TERM TO EXPIRE IN 2017

	Director
	Age(1)	Since(2)

Raymond H. Lefurge, Jr., Chairman	63	2003
Mr. Lefurge is a certified public accountant. He is the majority shareholder of the auditing, tax and accounting services firm of Lefurge & Gilbert, PC, CPAs, located in Vernon, Connecticut, where he also holds the position of President. Mr. Lefurge previously served as a director of a local publicly traded community bank and served as their Audit Committee Chairman. In addition, he currently serves as a member of the Audit and Corporate Compliance Committee and Planning Committee of Eastern Connecticut Health Network, a local health network.

Stuart E. Magdefrau	58	1995
Mr. Magdefrau is a certified public accountant, practicing with the firm of Magdefrau, Renner & Ciaffaglione LLC, CPAs, located in Vernon and West Hartford, Connecticut. He was the founding partner of the firm but no longer has an ownership interest in it. He is a Registered Investment Advisor practicing with the firm Keynote Financial Services, LLC. He has served on the boards of directors of numerous community and statewide organizations.

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2014)

	Director
	Age(1)	Since(2)

William H. W. Crawford, IV	47	2011
Mr. Crawford joined the Company in January 2011 as Senior Executive Vice President of Rockville Financial, Inc. and Rockville Bank and held this position until Mr. McGurk’s planned retirement in April 2011, at which time Mr. Crawford became the President and Chief Executive Officer of both entities. Prior to joining Rockville, Mr. Crawford served in numerous executive roles with Wells Fargo Bank, Wachovia Bank, and SouthTrust Bank from 1997 to 2010 including: Executive Vice President, Commercial Banking, Eastern Virginia, Regional President/Executive Vice President in four different markets: Raleigh/Durham, Southeast Florida, Greensboro/Winston Salem, and Norfolk/Virginia Beach. Mr. Crawford has 25 years of industry experience including leading regional banks exceeding $4 billion in deposits and 1,000+ employee organizations.

David A. Engelson	69	1998
Mr. Engelson was, for nineteen years, the Supervisory Principal of Center Road Elementary School, located in Vernon, Connecticut, until he retired in 2002. He is currently the Chief Executive Officer of Hockanum Valley Community Council, Inc., a social service agency, located in Vernon, Connecticut.

Richard M. Tkacz	60	2007
Mr. Tkacz is the owner of Rich’s Oil Service, Inc. and Rich’s Plumbing, Heating and Air Conditioning, Inc., privately held oil distributing and HVAC companies located in Enfield, Connecticut.

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2015)

	Director
	Age(1)	Since(2)

C. Perry Chilberg	64	1999
Mr. Chilberg is the former Vice President and majority owner of Bergson Tire, Co., Inc., an automotive tire retail business and a manufacturer of truck tire retreads, located in Ellington, Connecticut, which was sold to Sullivan Tire Co., Inc. of Norwood, Massachusetts in 2010. Mr. Chilberg is employed by the new owner as an executive consultant.

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2015)

	Director
	Age(1)	Since(2)

Kristen A. Johnson	46	2010
Ms. Johnson is the Vice President of Human Resources and Corporate Secretary of Connecticut Water Company in Clinton, Connecticut. Prior to joining Connecticut Water Company in 2007, she served as Senior Vice President, Human Resources and Organizational Development Officer at Rockville Bank.

Rosemarie Novello Papa	68	2007
Ms. Papa is Past Chair of the Board of Trustees for Eastern Connecticut Health Network and a member of the Board of Trustees for Manchester Community College Foundation.

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2016)

	Director
	Age(1)	Since(2)

Michael A. Bars, Vice Chairman	57	2003
Mr. Bars is the managing partner of the law firm of Kahan, Kerensky & Capossela, LLP, a general practice law firm with offices in Vernon and Mansfield, Connecticut and a past director and Past President of Ellington Ridge Country Club, Inc. and Ellington Purchasing Corp.

(1)	Ages presented are as of December 31, 2012.
(2)	The reported date is the date the individual became a Director of Rockville Bank.

INFORMATION ABOUT EXECUTIVE OFFICERS

Executive Officers of Rockville Financial, Inc.

The following individuals are the executive officers of Rockville Financial, Inc. and hold the offices set forth below opposite their names.

Name	Age(1)	Position
William H.W. Crawford, IV	47	President and Chief Executive Officer
Marino J. Santarelli	61	Executive Vice President
Scott C. Bechtle	62	Executive Vice President
John T. Lund	42	Executive Vice President, Chief Financial Officer and Treasurer
Richard J. Trachimowicz	58	Executive Vice President
Eric R. Newell	33	Senior Vice President
Marliese L. Shaw	48	Senior Vice President, Investor Relations
Judy Keppner Clark	54	Vice President, Corporate Secretary

(1)	Ages presented are as of December 31, 2012.

The executive officers of Rockville Financial, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.

Executive Officers of Rockville Bank

The following individuals are the executive officers of Rockville Bank and hold the offices set forth below opposite their names:

Name	Age(1)	Position
William H.W. Crawford, IV	47	President and Chief Executive Officer
Marino J. Santarelli	61	Executive Vice President, Chief Operating Officer
Scott C. Bechtle	62	Executive Vice President, Chief Risk Officer
Stanley S. Koniecki	57	Executive Vice President, Information Technology/Operations
Mark A. Kucia	49	Executive Vice President, Head of Commercial Banking
John T. Lund	42	Executive Vice President, Chief Financial Officer and Treasurer
Richard J. Trachimowicz	58	Executive Vice President, Human Capital and Organizational Development
Marisol T. Anderson	43	Senior Vice President, Project Management
Brandon C. Lorey	44	Senior Vice President, Head of Consumer Lending
Eric R. Newell	33	Senior Vice President, Director of Treasury
Laurie A. Rosner	48	Senior Vice President, Marketing and Administrative Services
Marliese L. Shaw	48	Senior Vice President, Investor Relations
Howard Stanton, III	60	Senior Vice President, Chief Accounting Officer
Elizabeth Wynnick	43	Senior Vice President, Director of Internal Audit

(1)	Ages presented are as of December 31, 2012.

The executive officers of Rockville Bank are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.

Biographical Information of Executive Officers of Rockville Who Are Not Directors

Marisol T. Anderson, Senior Vice President, Project Management Officer, joined Rockville Bank in April 2003 and served as Vice President, Call Center Manager until 2009 when she was appointed Vice President, Project Manager, and was promoted to her current position in March 2012. Prior to joining the Bank, Ms. Anderson served as Assistant Vice President, Call Center and Branch Operations Officer at American Savings Bank in New Britain, CT.

Scott C. Bechtle, Executive Vice President, Chief Risk Officer, joined Rockville Bank in June 2011. Prior to joining the Bank he most recently served as Credit Administration Executive for Florida Shores Bank and Executive Vice President for Florida Shores Service Company in South Florida since 2006. Prior executive roles in his over thirty years of financial services industry experiences included Executive Vice President/Regional Credit Officer at Wachovia Bank (f/k/a Southtrust Bank) and Executive Vice President/Senior Credit Officer at Bank of America (f/k/a Barnett Banks).

Judy Keppner Clark, Vice President, Corporate Secretary, joined Rockville Bank in August 1996. She has served in various positions at Rockville Bank, including Teller and Fiscal Assistant.

Stanley S. Koniecki, Executive Vice President, Information Technology/Operations Officer, joined Rockville Bank in May 2011 as Senior Vice President, Information Technology/Operations Officer and was promoted to his current position in March 2012. Prior to joining the Bank he served as Vice President of Information Services at Space Coast Credit Union in Florida since 2007. Prior to his move to Florida he was an executive with Westbank, subsidiary of Westbank Corporation, located in West Springfield, Massachusetts.

Mark A. Kucia, Executive Vice President, Head of Commercial Banking, joined Rockville Bank in October 2005 and served as the Vice President, Senior Commercial Real Estate Lender until he was promoted to Senior Vice President, Commercial Banking Officer in August 2007, and promoted to his current position in July 2011. Prior to joining the Bank, Mr. Kucia served as Vice President, Senior Commercial Real Estate Lender at Liberty Bank located in Middletown, Connecticut.

Brandon Lorey, Senior Vice President, Head of Consumer Lending, joined Rockville Bank in February 2013. Prior to joining the Bank, Mr. Lorey was the Chief Credit and Lending Officer for H&R Block Bank in Kansas City where he was in charge of loan origination and credit administration. Previously, he served as Senior Vice President at Sovereign Bank in Pennsylvania and held various roles at Chevy Chase Bank, Federal Savings Bank in Maryland, including Vice President of risk, finance, operations, and direct sales.

John T. Lund, Executive Vice President, Chief Financial Officer and Treasurer, joined Rockville Bank in December 2008 as Senior Vice President, Chief Financial Officer and Treasurer and was promoted to his current position in July 2011. Prior to joining the Bank, Mr. Lund served as a Bank Examiner with the Federal Deposit Insurance Corporation (“FDIC”), out of the Hartford, Connecticut office since 1993.

Eric R. Newell, Senior Vice President, Director of Treasury joined Rockville Bank in May 2011 as Vice President, Treasury Officer and was promoted to his current position in March 2012. Mr. Newell holds a CFA designation and prior to his joining the Bank he served as an analyst at AllianceBernstein, as an analyst for Fitch Ratings, and as a Bank Examiner with the Federal Deposit Insurance Corporation (“FDIC”), out of the Hartford, Connecticut office.

Laurie A. Rosner, Senior Vice President, Marketing and Administrative Services Officer, joined Rockville Bank in July 1991. Prior to 1991, Ms. Rosner served as Marketing Assistant, Manager of Operations and Mail Services, and Manager of Research and Records Retention for Northeast Savings, located in Hartford, Connecticut.

Marino J. Santarelli, Executive Vice President, Chief Operating Officer, joined Rockville Bank in July 2011. Prior to joining the Bank, Mr. Santarelli was with Wells Fargo and its predecessor banks for seventeen years, and most recently he served as the Wells Fargo Market Executive and Business Banking Executive for Eastern Virginia.

Marliese L. Shaw, Senior Vice President, Investor Relations, joined Rockville Bank in May 2004 as Vice President, Treasury Officer, was appointed Vice President, Treasury Officer and Investor Relations upon the close of the Company’s initial public offering and was promoted to her current position in March 2012. Prior to 2004, Ms. Shaw served as Vice President, Treasury Officer for Tolland Bank, subsidiary of Alliance Bancorp of New England, located in Vernon, Connecticut.

Howard Stanton, III, Senior Vice President, Chief Accounting Officer, joined Rockville bank in July 2009 as Vice President, Controller and was promoted to his current position in March 2012. Prior to joining the Bank, Mr. Stanton served as Vice President of Finance for Westbank, subsidiary of Westbank Corporation, located in West Springfield, Massachusetts.

Richard J. Trachimowicz, Executive Vice President, Human Capital and Organizational Development Officer joined Rockville Bank in May 1996 and served as the Senior Vice President, Retail Banking Officer until he was appointed as Senior Vice President, Human Resources and Organizational Development Officer in May 2007. He was promoted to his current position in 2010. Prior to 1996, Mr. Trachimowicz served as Manager of Sales and Customer Service for Northeast Savings, located in Hartford, Connecticut.

Elizabeth Wynnick, Senior Vice President, Director of Internal Audit joined Rockville Bank in April 2012. Ms. Wynnick holds a CPA and CFSA designation and is licensed to practice law in Connecticut. Prior to joining the Bank, she served as General Auditor of NewAlliance Bank and as Deputy General Auditor of Webster Bank.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The table below sets forth information as of March 13, 2013, with respect to principal beneficial ownership of Common Stock by each Director and each of the Named Executive Officers, and by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock and with respect to ownership of Common Stock by all Directors and Named Executive Officers of the Company and the Bank as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class (2)
Keeley Asset Management Corp. 111 West Jackson, Suite 810 Chicago, IL 60604	1,830,700	(3)	6.55%

Wellington Management Co., LLP 280 Congress Street Boston, MA 02210	1,775,448	(3)	6.35%

Rockville Bank Employee Stock Ownership Plan (“ESOP”) 25 Park Street Rockville, CT 06066	1,695,257	(3)	6.06%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,659,066	(3)	5.93%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	1,428,764	(3)	5.11%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class (2)

Non-Management Directors:

Michael A. Bars	61,643	(4)	*
C. Perry Chilberg	86,081	(5)	*
David A. Engelson	91,117	(6)	*
Joseph F. Jeamel, Jr.	188,931	(7)	*
Kristen A. Johnson	40,316	(8)(18)	*
Raymond H. Lefurge, Jr.	83,790	(9)	*
Stuart E. Magdefrau	71,227	(10)	*
William J. McGurk	470,908	(11)(18)	1.68%
Rosemarie Novello Papa	24,059		*
Richard M. Tkacz	20,923	(12)	*

Named Executive Officers:

William H. W. Crawford, IV	99,730	(13)(18)	*
John T. Lund	49,486	(14)(18)	*
Marino J. Santarelli	33,432	(15)	*
Scott C. Bechtle	35,013	(16)(18)	*
Mark A. Kucia	77,394	(17)(18)	*

All Directors and Executive Officers as a Group (24 persons)	1,723,415		6.16%

*	Less than 1% of the common stock outstanding.
(1)	Based on information provided by the respective beneficial owners and on filings with the Securities and Exchange Commission made pursuant to the Securities Exchange Act of 1934.
(2)	Based on approximately 27,960,638 shares of common stock issued and outstanding as of March 13, 2013.
(3)	Based solely on information provided in a Schedule 13G filed with the SEC by Keeley Asset Management Corp., Wellington Management Company, LLP, BlackRock, Inc., The Vanguard Group and by the Rockville Bank Employee Stock Ownership Plan. All shares are held with shared voting and dispositive power.
(4)	Includes 15,167 shares of restricted common stock, 20,726 exercisable options to purchase common stock and 12,133 shares of which are pledged.
(5)	Includes 21,234 shares held by his wife, 7,720 shares held by adult child, 15,167 shares of restricted common stock and 20,726 exercisable options to purchase common stock.
(6)	Includes 7,583 shares held by his wife, 15,167 shares held jointly with his wife, 18,919 shares of restricted common stock and 22,698 exercisable options to purchase common stock.
(7)	Includes 59,714 shares of restricted common stock and 79,876 exercisable options to purchase common stock.
(8)	Includes 3,588 exercisable options to purchase common stock.
(9)	Includes 19,717 shares held jointly with his wife, 10,616 shares held by his wife, 14,864 shares of restricted common stock and 20,726 exercisable options to purchase common stock.
(10)	Includes 13,650 shares held jointly with his wife, 13,651 shares of restricted common stock and 20,726 exercisable options to purchase common stock.
(11)	Includes 22,750 shares held jointly with his wife, 118,878 shares of restricted common stock and 237,766 exercisable options to purchase common stock.
(12)	Includes 1,213 shares held by his wife and 13,143 exercisable options to purchase common stock.
(13)	Includes 14,336 shares of restricted common stock and 83,558 exercisable options to purchase common stock.
(14)	Includes 303 shares held jointly with his wife, 5,411 shares of restricted common stock and 35,491 exercisable options to purchase common stock.
(15)	Includes 4,134 shares of restricted common stock and 29,298 exercisable options to purchase common stock.
(16)	Includes 4,446 shares of restricted common stock and 25,233 exercisable options to purchase common stock.
(17)	Includes 10,346 shares of restricted common stock and 46,984 exercisable options to purchase common stock.
(18)	Includes shares allocated to the account of the individuals under the Rockville Bank Employee Stock Ownership Plan. The respective individuals have vested shares as follows: Mr. Bechtle – 334; Mr. Crawford – 836 shares; Ms. Johnson – 5,562 shares; Mr. Lund – 4,695 shares; and Mr. Kucia – 14,096 shares. Also, includes shares allocated to the account of the individuals under the Rockville Bank 401(k) Plan. The respective individuals have vested shares as follows: Ms. Johnson – 11,539 shares; Mr. Lund – 3,586 shares; Mr. Kucia – 5,968 shares; and Mr. McGurk – 33,186 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of information furnished to the Company pursuant to Rule 16a-3(e) during the year ended December 31, 2012, all of the Company’s Directors and Executive Officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 filed all required reports on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze the compensation of the “Named Executive Officers” including the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers as calculated pursuant to SEC rules. For additional information regarding compensation of the Named Executive Officers, see “— Summary Compensation Table” and other compensation-related tables and disclosure below.

Executive Summary

Record Year of Profits & Loan Originations

In 2012, Rockville Financial, Inc. faced unprecedented internal and external challenges. The Company encountered and continued to cope with historically low interest rates, leading the Company to make a determination to hard freeze an employee retirement plan that had become costly to fund in that environment. Employees embraced and endured a rapid pace of change as a result of the conversion to a fully public company and the projects needed to transition Rockville to a commercial bank model from a mutual thrift model. The Company anticipated industry regulations that required it to effectively demonstrate its ability to be a regulatory best practice leader. Remarkably, Rockville triumphed in tackling these critical challenges and achieved a long list of accomplishments never witnessed before in its 154 year history.

One such achievement was the implementation of a robust residential mortgage program called “Best Mortgage” that revamped our lending process, introduced mortgage loan officers into the business model and increased customer volume. This action effectively resulted in record residential loan originations of $294 million and record mortgages originated for home purchases of $95 million, making this a viable line of business for the Company even after the refinancing boom subsides. This program also resulted in strong sales to the secondary market and realization of $4.4 million of gains on sales of loans, up from $1.7 million in the prior year.

The Company expanded its footprint into new commercial markets and improved its execution which has resulted in strong commercial growth of 18% in 2012. The commercial banking expansion has also materially contributed to the 13% deposit growth in 2012, including a 184% increase in municipal deposits at year-end 2012 compared to year-end 2011. Rockville achieved this success in its commercial business while its peers faced challenges of growing their respective commercial lines.

Rockville continued to make sound and prudent investments in the Company that helped it to recruit the industry’s best-of-the-best bankers, establish a full-service banking center in West Hartford for an early 2013 opening, create a first-class employee training center called “Rockville University” and implement a new employee culture that will continue to make Rockville an employer of choice.

All of these actions contributed to performance that outpaced the Company’s peers and provided significant returns to the Company’s shareholders. In fact, as reported by SNL, Rockville Financial, Inc. had total returns of 92% since its public offering in 2005, placing as the second highest performer out of a total of 52 banks in the conversion class of 2004-2005. In 2012, the Company returned 231% of its 2012 net income to its shareholders via cash dividend payments and stock repurchases.

The economic environment is forecasted to be a very difficult operating environment for all banks in 2013; nevertheless the Rockville Team will continue its disciplined management approach and make decisions that are in the long term best interests of its shareholders. This means adhering to the attributes that define the Company’s culture when it comes to serving its shareholders, customers and communities at-large: fostering an environment of teamwork and collaboration; staying a regulatory best practice leader; providing superior customer service; and striving for “excellence” in everything the Team does.

A Year of Strong Performance

For the year ended December 31, 2012, the Company posted record earnings of $15.8 million, or $0.56 per diluted share, compared to $7.1 million and $0.25 per diluted share in 2011. The Company’s results can be attributed to its continued business momentum characterized by record revenues, strong commercial loan growth, record residential mortgage loan originations, and stable net interest margin, in tandem with superior asset quality. Core revenues increased by 20% to $79.9 million in 2012 from $66.6 million in 2011, comprised of growth in both net interest income and non-interest income.

Core operating expense totaled $54.0 million in 2012 and increased by $8.9 million, or 20%, from total core operating expense of $45.1 million in 2011. The primary driver in the increase in core operating expense in 2012 was the $7.3 million increase in core salaries and employee benefits expense, attributable to the infrastructure investment required as the Company transitioned to a commercial banking model from a mutual thrift model. The number of full-time equivalent employees increased to 331 at December 31, 2012 from 281 at December 31, 2011, supporting, in part, expansion in the revenue driving commercial and residential mortgage banking divisions. This infrastructure growth will provide the Company with the ability to continue strong organic growth in order to mitigate potential margin compression in 2013. Additionally, due to the hard freeze of the Company’s pension plan as of December 31, 2012, the fourth quarter of 2012 will be the last quarter of significant pension expense, having estimated an incremental $1.1 million in annual savings following the freeze.

Throughout this year and despite the general banking environment, the Company maintained focus on its core business objectives. The Company believes its compensation plans were a driving force behind its ability to remain focused and significantly increase shareholder value.

Key Results:

•	Record annual net income of $15.8 million in 2012, 2.2 times 2011 net income

•	Record annual diluted earnings per share of $0.56 in 2012 compared to $0.25 in 2011

•	20% annual core operating revenue growth of $13.3 million

•	13% growth in deposits in 2012

•	16% growth in non-interest-bearing deposits in the year

•	0.13% annualized net loan charge-offs to average loans

•	0.84% ROA for the year 2012

•	18% commercial loan growth in 2012

•	Record annual residential mortgage originations of $294 million

•	Record quarterly residential mortgage originations of $87 million

•	141% annual increase in residential mortgage production

•	30% total shareholder return year-over-year, compared to 22% SNL U.S. Thrift Index

•	54% dividend increase since 2011 conversion

•	61% of stock buyback plan completed at $11.97 per share average cost, compared to $12.09 per share average closing price

•	94% dividend payout ratio in 2012, including special cash dividend

•	Returned 231% of net income to shareholders in 2012 by way of dividends and shares repurchased.

Say on Pay Consideration

In accordance with SEC rules, the Company solicited shareholders “say on pay” and “say on pay frequency” (three years) advisory votes in its proxy statement to shareholders in 2011. Shareholders showed strong support (78%) on the Company’s compensation practices during the most recent vote and the next say on pay vote is scheduled for the 2014 proxy. During 2012, the Committee approved new stock ownership guidelines, which are a best practice. The Company will continue to review and evolve programs and practices to ensure alignment with emerging best practices and regulatory guidelines.

Key Compensation Decisions

2012 opened a new chapter in the Company’s compensation program. In May, shareholders approved the Rockville Financial, Inc. 2012 Stock Incentive Plan as a result of Rockville’s second step conversion to full public company status. As a new fully public company and under new leadership of William H.W. Crawford, IV, the Board approved the refined compensation philosophy which supports the Company’s strategic plans and growth strategies. The program focuses on:

•	Providing market competitive compensation to enable the Company to continue to attract and retain the talent needed to grow and achieve its business goals;

•	Aligning with shareholders through increased focus on stock-based compensation and ownership requirements; and

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Enhancing the pay-for-performance approach, through short and long-term incentive programs that together support the strategic plans and growth strategies, while ensuring proper balance and risk mitigation.

As a result of the new compensation philosophy, several aspects of the compensation program were adjusted for 2012.

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Reviewed and adjusted base salaries as appropriate, recognizing the Company’s philosophy to target salaries at market median while allowing individual salaries to reflect each executive’s experience, performance and contribution.

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Adjusted executives’ short-term incentive target from 50% to 40% and increased the maximum potential from 125% to 150% to align with market practice and provide better recognition of strong performance.

•	Increased the CEO’s short-term incentive target from 50% to 60% as part of his transition to CEO and per his Employment Agreement (Mr. Crawford’s maximum payout will remain at 125%).

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Following shareholder approval of the Rockville Financial, Inc. 2012 Stock Incentive Plan, equity grants were made to certain executive officers and directors (including CEO and NEOs) to strengthen the alignment between management and shareholders’ interests. The amount of the awards was determined based on practices of other recent second step conversions with data provided by the Compensation Committee’s independent compensation consultant. Stock options were granted as a mix from the Rockville Financial, Inc. 2006 Stock Incentive Award Plan (the “2006 Plan”) and the Rockville Financial, Inc. 2012 Stock Incentive Plan (the “2012 Plan”) to expend shares in the 2006 Plan and to give consideration to the 2012 Plan, recently favorably approved by shareholders, and which includes provisions that are more shareholder friendly than the 2006 Plan. The awards consist of three components to meet objectives to provide a well-balanced perspective on long-term performance:

•	Stock Options

•	Time-Vested Restricted Stock

•	Performance-Vested Restricted Stock

Stock options and performance-vested restricted stock were granted to encourage a long-term view of performance that rewards for stock price appreciation and achievement of predefined performance goals. Time-vested restricted stock was granted to retain executives and Board members and to enhance direct ownership and be more closely aligned with shareholders’ best interests. These grants were also seen as critical given the number of new members of the management team.

The CEO grant, while significantly larger than the NEO grants, was determined based on a benchmark study of other second step conversions. That study reflected CEO grants ranging from 14% to 25% of the shares of a newly approved stock incentive plan following a conversion. Mr. Crawford requested consideration of a 14% grant in order to provide meaningful grants to reward performance within the organization below the executive level.

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To further align management and shareholder interests, the Board of Directors of the Company, approved stock ownership guidelines and holding requirements for members of the Company’s Board of Directors, Chief Executive Officer, Executive Vice Presidents and some Senior Vice Presidents. Executives and Board members will be required to obtain and maintain ownership (by

Company grant and/or through individual purchase). Until the stock ownership requirement is met, executives and Board of Directors are expected to hold 75% of net of tax shares from equity grants.

The Committee is confident that the compensation to the Named Executive Officers reflects the implementation of the Company’s stated compensation philosophy and our sustained performance. We believe our plans have an appropriate pay-for-performance orientation and serve to motivate the executives to act in the Company’s and shareholders’ best interests. The Committee is committed to continuing to review and to further evolve our programs and practices to align with emerging regulations and best practices.

The following discussion provides detailed information on the compensation practices related to our Named Executive Officers for fiscal year 2012. All Named Executive Officers of the Company are also Named Executive Officers of the Bank. Equity compensation for Named Executive Officers is paid by the Company while cash compensation and benefits are provided by the Bank. We summarize our philosophy and guiding principles as well as our decision process and the outcomes of that process.

Objectives of the Company’s Compensation Programs and Compensation Philosophy

Our executive compensation programs are designed to enable the Company to attract, motivate and retain talent needed for the Company’s success, reward executives for performance, align executive interests with those of our shareholders, provide competitive compensation and ensure a balanced approach that promotes sound risk management practices.

We plan to achieve these objectives through several guiding principles.

Principles	How we achieve the principles
Provide market competitive compensation that enables the Company to attract and retain executives

•         Competitive base pay ranges are designed to target market median with flexibility to recognize individual performance, experience and contribution.

•         Total compensation is targeted to represent market (i.e. median) for meeting performance with variation in actual total compensation as appropriate to reflect individual and Company performance

•         Market is defined using a combination of published industry survey sources (representing similar size and scope) and a proxy peer group of banks similar in size and region.

•         Retention of key executives is supported through the use of multi-year vesting schedules for stock.

A significant portion of pay will be performance-based and support our goal to deliver shareholder value

•         Greater than 50% of our total compensation opportunity will be performance-based represented by our short and long-term incentive plans.

•         A portfolio of performance measures will be tied to strategic goals that are intended to deliver shareholder value.

Support a culture of ownership that aligns our executives’ interests with those of shareholders	• Ownership guidelines and holding requirements support our culture of encouraging executives to have significant stock holdings.

Focus on long-term/stock perspective and balanced approach to rewards that supports sound risk management practices

•         Long-term equity compensation supports our goal to align rewards with the time horizon of potential risk.

•         Our total compensation program in aggregate is designed to balance multiple perspectives including short / long term performance, cash / equity, relative / absolute performance and fixed / variable pay.

Risk Assessment

The Company adheres to a conservative and balanced approach to risk. Management and the Board conduct regular reviews of the business to ensure it remains within appropriate regulatory guidelines and practice. In addition, the Company is periodically examined by the Federal Reserve Bank of Boston, the Federal Deposit Insurance Corporation and the Connecticut Department of Banking.

During 2012, the Chief Risk Officer conducted a thorough risk assessment of the Company’s incentive plans and payout results for both 2012 plans and 2013 proposed plans. His in depth reviews were presented to the Compensation Committee in December 2012. Based on the Chief Risk Officer’s review, the Company concluded that the compensation programs provide appropriate balance across many performance measures, have controls on the range of payouts, allow Committee discretion in making awards and ultimately do not pose material risk to the Company. Going forward, the Company will continue to monitor and evolve its programs to ensure they are aligned with emerging regulations and best practices.

Role of the Compensation Committee, Management and the Compensation Consultant in the Executive Compensation Process

Role of the Compensation Committee

The Compensation Committee (the “Committee”) of our Board of Directors is responsible for discharging the responsibilities of the Board of Directors (the “Board”) with regard to determining compensation paid to our Named Executive Officers, as well as all other executive officers (other than payments or benefits that are generally available to all other employees of the Company). Five members of the Board of Directors sit on the Compensation Committee, each of whom is an independent director under the NASDAQ Global Select Stock Market listing requirements. To fulfill its responsibilities, the Committee meets throughout the year (19 times in 2012) and also takes action by written consent. The Chairman of the Committee reports on Committee actions at meetings of the Company’s Board.

Responsibilities of the Compensation Committee include:

•	Setting the overall compensation philosophy for executive officers.

•	Evaluating the performance of the Company and the Chief Executive Officer as well as determining and approving the CEO’s compensation.

•	Ensuring corporate goals and objectives for incentives are consistent with business and/or strategic plans approved by the Board of Directors.

•	Making decisions related to base salary, short-term and long-term incentives payable to executive officers.

•	Reviewing the mix of total compensation to ensure all elements meet desired objectives and overall compensation philosophy.

•	Assessing the material risks posed by the compensation plans of the Company.

•	Reviewing and approving all disclosures related to executive compensation contained in the proxy statement.

•	Reviewing and making recommendations with respect to the adoption of equity-based plans for employees and directors for approval by the Board of Directors and the Company’s shareholders.

•	Administering all equity-based plans unless the Board of Directors determines otherwise.

•	Serving as the granting authority for all equity-based plans.

•	Advising the Board of Directors on the consistency between any equity awards proposed and the objectives of the Company’s compensation program for directors and employees.

•	Reviewing, making recommendations and administering all cash incentive compensation plans and programs unless the Board of Directors determines otherwise.

Role of the Compensation Consultant

Pursuant to its charter, the Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Committee has access to the funding it needs to solicit advisory services to meet their requirements.

For 2012, the Committee retained Pearl Meyer & Partners (“PM&P”) as its independent executive compensation consultant. None of the Company’s management team participated in the Committee’s decision to retain PM&P. PM&P reports directly to the Committee and the Committee may replace PM&P or hire additional consultants at any time. PM&P attends meetings of the Committee, as requested, and communicates with the Chair of the Committee between meetings; however, the Committee makes all decisions regarding the compensation of the Company’s executive officers.

PM&P provides various executive compensation services to the Committee with respect to the Company’s executive officers and other key employees at the Committee’s request. The services PM&P provides include advising the Committee on the principal aspects of the executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of the program design and awards in relationship to its performance.

The Committee regularly reviews the services provided by its outside consultant and believes that PM&P is independent in providing specialized executive compensation consulting services. The Committee conducted a specific review of its relationship with PM&P in 2012, and determined that PM&P’s work for the Committee did not raise any conflicts of interest, and is consistent with the guidance provided under the Dodd-Frank Act, the SEC and the NASDAQ. In making this determination, the Committee noted that during 2012:

•	PM&P did not provide any services to the Company or its management other than service to the Compensation Committee, and its services were limited to executive compensation consulting;

•	Fees from the Company were less than 1% of PM&P’s total revenue for fiscal year 2012;

•	PM&P maintains a Conflicts Policy which details specific policies and procedures designed to ensure independence;

•	None of the PM&P consultants working with the Company had any business or personal relationship with Committee members;

•	None of the PM&P consultants working with the Company had any business or personal relationship with executive officers of the Company; and

•	None of the PM&P consultants working with the Company directly own Company stock.

The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Role of the Company’s Management

The Company’s Management provides information and input, as requested by the Compensation Committee to facilitate decisions related to executive compensation. At the start of each year, the Chief Executive Officer develops proposed Company goals and objectives that are reviewed and approved by the Board of Directors. Performance measures for the incentive plan are derived from the Board approved goals.

Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Compensation Committee. The Chief Executive Officer and the Executive Vice President Human Capital provide the Committee and other advisors with Company information related to the Committee’s needs.

The Compensation Committee occasionally requests members of executive management to be present at Committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only Committee members are allowed to vote on decisions regarding executive compensation.

The Chief Executive Officer reviews executive performance with the Committee and makes recommendations relating to executive compensation decisions. The Committee meets with the Chief Executive Officer to discuss his own performance and compensation package, but ultimately decisions regarding his package are made solely based upon the Committee’s deliberations. Decisions regarding other executives’ performance and compensation are made by the Committee considering recommendations from the Chief Executive Officer. The Committee also relies on data and advice provided by PM&P and corporate counsel.

Inputs to Committee Decisions

Competitive Benchmarking

Understanding the competitive landscape is a key element the Committee considers in setting program targets and making compensation decisions. The Committee relies on data and advice of PM&P, which provides benchmarking data, best practices information and general education to members of the Committee as needed throughout the year.

Due to the timing of 2012 pay decisions, the Committee used two peer groups;

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For decisions in early 2012, the Committee used a peer group analysis conducted and presented in mid-2011 for decisions on CEO and Named Executive Officers salary and incentive plan targets and award ranges.

•	For decisions related to the development of the CEO’s supplemental executive retirement plan (“SERP”), the Committee used an updated peer group, presented to the Committee in November 2012.

•

The peer group selection process was the same; industry, asset size and region. The only differences in the member banks between 2011 and 2012 banks were (1) one bank grew out of the asset range; and (2) two banks were added; Bridge Bancorp grew into the asset range and Hudson Valley became an exchange traded bank.

The Committee used the assessments conducted of the 2011 peer group and market data provided by PM&P to assess the competitiveness and appropriateness of its 2011 programs and to provide guidance for setting pay levels and making decisions for the 2012 program.

A primary data source used in setting a competitive market for the Named Executive Officers is the information publicly disclosed by a custom peer group currently consisting of twenty-two (22) publicly traded banks of similar asset size and region. The peer group represents banks and thrifts approximately  1/2 to 2x the Company’s assets (~ $1.0 billion to $4.0 billion), located in Connecticut, Massachusetts, Rhode Island, New Jersey and New York (excluding Manhattan). The peer group was approved by the Committee. The peer companies are reviewed regularly and may change slightly depending on changes in the market place, acquisitions, divestures and business focus of the Company. The following banks were included in the 2011 competitive assessment (for 2012 pay program decisions) conducted by PM&P:

Alliance Financial Corporation	OceanFirst Financial Corp.
Arrow Financial Corporation	Oritani Financial Corp.
Berkshire Hills Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Bridge Bancorp, Inc.**	Provident New York Bancorp
Brookline Bancorp, Inc.	Suffolk Bancorp
Center Bancorp, Inc.	Sun Bancorp, Inc.
Enterprise Bancorp, Inc.	Tompkins Financial Corporation
Financial Institutions, Inc.	TrustCo Bank Corp. NY*
First Connecticut Bancorp, Inc.	United Financial Bancorp, Inc.
First of Long Island Corporation	Washington Trust Bancorp, Inc.
Hudson Valley Holding Corp.**	Westfield Financial, Inc.
Lakeland Bancorp, Inc.

*	Only in 2011 peer group; **only in 2012 peer group

In addition to the peer group, the Consultant includes data from other industry surveys such as the Watson Wyatt Financial Institutions Benchmark Survey and the PM&P Northeast Banking Compensation Survey. Both surveys are broad-based compensation surveys with more than 100 financial institutions. The information from these competitive data sources were used to make 2012 base salary adjustments and to confirm our incentive plan award targets and ranges as well as the CEO’s SERP design.

2012 Executive Compensation Program Components and Decisions

The Company’s executive compensation program consists of the following components: base salary, short-term incentive, long-term equity awards and participation in our employee and executive benefit plans.

Base Salaries. Base salaries provide compensation to the executives that reflect their roles at the Company. Base salaries are reviewed annually and adjusted as appropriate to reflect each executive’s performance, contribution, experience and pay relative to the market. Internal responsibilities and relationships which may be unique to the Company are also taken into consideration.

In making salary decisions, the Committee considers each individual’s particular responsibilities, experience, and contributions at the Company, internal relationships, and market pay guidelines.

The following summarizes the 2011 and 2012 salaries for the Company’s Named Executive Officers:

Named Executive Officer	2011 Base Salary	2012 Base Salary	% of Increase

Mr. William H. W. Crawford, IV	$410,000	$436,500	6%

Mr. John T. Lund	$210,000	$218,000	4%

Mr. Marino J. Santarelli	$250,000	$264,000	6%

Mr. Scott C. Bechtle	$206,000	$220,000	7%

Mr. Mark A. Kucia	$202,000	$215,000	6%

The salary increases were in part designed to bring individuals closer to the market mid-point, while allowing reflection of each executive’s experience and performance.

Short-Term Incentive Compensation. All executives and officers participate in the Company’s Officer Incentive Compensation Plan (the “OICP”) which is administered by the Compensation Committee of the Board of Directors. The OICP is a short-term compensation plan specifically designed to encourage participants to focus on key performance goals during the fiscal year. The OICP provides participants with an opportunity to earn variable rewards that are contingent on a combination of Company and Individual performance.

Each participant has a defined incentive opportunity expressed as a percentage of base salary. The incentive opportunity reflects a target award that will be paid assuming all financial and individual goals are achieved. The target incentive opportunity is 60% of base salary for the Chief Executive Officer and 40% for the Executive Vice Presidents.

For 2012, the Committee (with input from the CEO) established plan goals and award opportunities for the OICP. During 2012, performance was measured by a combination of Company and individual goals to support a “balanced” view of performance and incorporate sound risk management features.

The 2012 goals for executives included:

•	(25%) Commercial Loan Growth

•	(25%) Total Funding Cost

•	(25%) Non-Performing Assets/Total Assets as measured by an SNL Performance Comparison Group (“asset quality”)

•	(25%) Individual Performance

The SNL Performance Comparison Group used for measuring performance in the OICP is used for asset quality analytical purposes only. The Performance Comparison Group is reviewed and approved by the Committee and is relevant as it includes financial institutions based in the Company’s lending footprint and subject to the same economic circumstances and conditions. The group totals 16 institutions, including the Company, and includes financial institutions ranging in asset size form $375 million to $37 billion, all of which are headquartered in Connecticut, with the exception of First Niagara Bank (NY) and United Bank (Springfield, MA).

Performance for each measure is defined at threshold, target and stretch levels which are designed to result in corresponding payouts (50%, 100% and 150% for Executive Vice Presidents and 50%, 100% and 125% for CEO). Awards are interpolated in between these levels to provide for incremental rewards.

In order for the OICP to “activate” the Company must attain 80% of the budgeted Net Income After Taxes (NIAT), ($9.07 million in 2012). If this level of NIAT is not met, the OICP will not pay out any awards regardless of performance on other goals. Once 80% of the NIAT is achieved, the incentive plan will activate and payouts will be determined based on Company and individual performance as defined below.

As soon as practical, following the end of the fiscal year, performance is assessed against the Company goals to determine payouts related to each performance measure. The Chief Financial Officer validates and confirms the results in comparison to the OICP’s performance metrics, and communicates that assessment to the Executive Vice President Human Capital and the Compensation Committee Chairman through the Chief Executive Officer. Individual performance is assessed for each executive to determine the award related to individual goals. The final payout is then calculated for each executive. With respect to executive officers, the President and Chief Executive Officer and Executive Vice President Human Capital present the incentive award payments as determined by the incentive formula to the Compensation Committee for review and approval. The Committee meets in executive session to assess the Chief Executive Officer’s performance and determine his incentive award.

For fiscal year 2012, the Company met stretch performance goals for all three corporate performance measures. The following table summarizes performance achievement relative to the financial goals.

Performance Measure	Weighting	Threshold	Target	Stretch	Actual	Earned %
Commercial Loan Growth (in millions)	25%	$99.8	$112.3	$124.7	$130.0	150%
Total Funding Cost	25%	0.78%	0.76%	0.73%	0.71%	150%
NPA/Total Assets As Measured by SNL Performance Comparison Group	25%	50th Percentile	33th Percentile	25th Percentile	Top Quartile	150%
Individual Performance	25%	Individual Goals			Varied	Varied

Total	100%

The individual performance component of the OICP is based on the Chief Executive Officer’s recommendation to the Compensation Committee of each individual’s performance. Individual performance is evaluated based on a payout scale of 50% to 150%.

For 2012, all Named Executive Officers exceeded their performance goals and received stretch level payout for the individual component. Some of the individual items that were considered include:

•	Mr. Santarelli’s leadership was instrumental in the successful completion of numerous projects which focused on revenue enhancement, expense reduction and improved efficiencies.

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Mr. Lund successfully presided over the re-design and improved efficiencies in the Company’s ALCO process, budgeting and accounts payable system, as well as the Treasury function. Additionally Mr. Lund was a key contributor to the development of the Company’s secondary market program.

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Mr. Bechtle was integral to the successful completion of various audits and examinations processes after assisting in the building of a supporting risk management infrastructure. Additionally, his direct involvement in the loan approval and credit administration processes, allowed the Company to attain some of the industry’s highest asset quality metrics while exceeding loan production goals.

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Mr. Kucia, in accordance with the Company’s strategic goals and objectives, met all lending related production goals (loans, deposits and fee generation). Also the outstanding asset quality enjoyed by the Company is a result of Mr. Kucia’s strong credit and oversight skills.

The earned incentive award will be paid between January 1, 2013 and March 15, 2013, except as otherwise provided, with respect to participants in the OICP who are Named Executive Officers. A participant who has retired, died or become disabled during the 2012 plan year in accordance with the provisions of the “Eligibility” section of the plan will be eligible for a pro-rated payment of the entire earned incentive award based on goals actually achieved in 2012, but prorated as of the date of termination based on the number of days of employment in 2012 divided by 365, and such pro-rated award shall be paid between January 1, 2013 and March 15, 2013. Payment of earned incentive awards will be made in cash except that the Company may, at its sole discretion, make payment of earned incentive awards to Named Executive Officers in the form of shares of Company stock, the value of which shall equal the amount to be paid, as determined by the Compensation Committee of the Board.

As a result, the following incentive awards were allocated to the Named Executive Officers based on the actual performance of the Company and the individuals during fiscal year 2012:

Named Executive Officer	2012 Incentive Target	2012 Incentive Actual	% of Target Incentive

Mr. William H.W. Crawford, IV	$261,900	$327,375	125%

Mr. John T. Lund	$87,200	$130,800	150%

Mr. Marino J. Santarelli	$105,600	$158,400	150%

Mr. Scott C. Bechtle	$88,000	$132,000	150%

Mr. Mark A. Kucia	$86,000	$129,000	150%

Long-Term Equity Awards. The Compensation Committee and management believe that equity compensation is a critical component of a total direct compensation package which enhances the Company’s ability to recruit, retain and reward key talents needed for the Company’s success, align executives’ interests with those of our shareholders, encourage executives’ best performance and provide additional incentives for long-term sustained performance. Our shareholders approved the Rockville Financial, Inc. 2012 Stock Incentive Plan at the 2012 annual shareholder meeting, which allows us to execute our philosophy by providing equity compensation to our key executives and Board members.

The Compensation Committee approved equity awards to members of the executive management team, including the CEO, NEOs and Directors, pursuant to the Company’s shareholder-approved 2006 Stock Incentive Award Plan (the “2006 Plan”) and the 2012 Stock Incentive Plan (the “2012 Plan.”) Awards were made within regulatory limits for converting banks and in line with the Company’s compensation philosophy, and market practices of other recent conversion banks. The Committee also considered executive officers’ current ownership level, performance and ability to contribute to the success of the Company when determining the allocation of equity awards.

	2012 Equity Awards
Named Executive Officer	The 2012 Plan Time- Vested Restricted Stock (# of Shares)	The 2012 Plan Performance- Vested Restricted Stock (# of Shares)	The 2006 Plan Stock Options (# of Shares)	The 2012 Plan Stock Options (# of Shares)	Total Value ($000)
Mr. William H.W. Crawford, IV	71,861	23,945	62,750	178,788	$1,405
Mr. John T. Lund	15,212	5,071	19,292	54,352	$331
Mr. Marino J. Santarelli	17,783	5,928	22,552	63,536	$387
Mr. Scott C. Bechtle	17,783	5,928	22,552	63,536	$387
Mr. Mark A. Kucia	17,783	5,928	22,552	63,536	$387

Our long-term incentive program consists of stock options, time-vested restricted stock and performance-vested restricted stock. Stock options from the 2006 Plan have an incremental vesting schedule which vests 20% upon grant with the remaining 80% vested 20% annually over the next four years. Stock options and time-vested restricted stock granted from the 2012 Plan have an incremental vesting schedule which vests 25% upon grant with the remaining 75% vested 25% annually over the next three years.

Performance-vested restricted stock have a three-year performance period (July 1, 2012 – June 30, 2015) with performance criteria reflecting two key financial measures with equal weighting: Non-Performing Loans over total loans and Net Loan Charge-Offs over average total loans and leases. These goals were selected to reflect our focus of sound risk management strategies over the long-term horizon. Performance will be evaluated after three years based on the Company’s performance relative to the SNL U.S. Bank and Thrift index.

3 year Performance Relative to SNL U.S. Bank & Thrift Index	Payout Schedule
1st quartile	125% of target
2nd quartile	100% of target
3rd quartile	50% of target
4th quartile	0% of target

Each measure’s performance is determined independently. The performance-based restricted stock will be vested as soon as practical after performance results are known and the Committee reviews and approves the results.

Stock Ownership Guidelines:

In February 2012, the Compensation Committee implemented new stock ownership guidelines to encourage select senior executive officers and directors to hold meaningful ownership in Company stock and align their interests with those of our shareholders.

Our new policy requires executives and Board members to obtain and maintain beneficial ownership (by Company grant and through individual purchase) of the following amount of shares in Rockville Financial, Inc. common stock.

Position / Level	Requirement
Directors
Board Member	3 times Board retainer
Named Executive Officers
Chief Executive Officer	3 times base salary
Executive Vice Presidents	2 times base salary
Senior Vice Presidents	1 times base salary

Beneficially owned shares include shares that the individual owns or has voting power including the power to vote, or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition. Shares owned by an individual in the Company’s benefit plans (e.g. 401(k), ESOP) would count toward the stock ownership requirement. In addition, unvested time-vesting restricted stock count toward the stock ownership requirements since those shares convey voting rights during the vesting period.

Until the requirement is met, executives and Directors are expected to hold 75% of net of tax shares from equity grants.

Chief Executive Officer Compensation Review

In recognition of his strong performance and market data provided by PM&P, the Committee increased the CEO’s base salary by 6% to $436,500. His short-term incentive target increased to 60% of base salary (consistent with his employment agreement and promotion to CEO in 2011) while his cap stayed at 125% of the target. Mr. Crawford’s 2012 incentive, determined under the OICP, was $327,375 or approximately 125% of his target incentive. He received equity grants with a fair market value of $1.4 million comprised of $352,121 of stock options and $1,053,007 of restricted stock (75% time-vesting and 25% performance-vesting) as part of the Company’s second step conversion grants.

Also pursuant to his employment agreement, the Committee granted a defined contribution supplemental executive retirement plan (“SERP”) in December 2012. The new SERP provides Mr. Crawford with annual contributions on the last day of the plan year equal to 30% of base salary, less all employer contributions (other than matching contributions) to his accounts under the 401(k) Plan, the Employee Stock Ownership Plan and the Supplemental Savings and Retirement Plan. Mr. Crawford has the opportunity to receive an additional annual contribution equal to 15% of base salary if certain performance criteria are achieved during overlapping three-year performance periods, as established within ninety (90) days of the beginning of each performance period by the Committee.

Benefits and Supplemental Executive Retirement Plans

In addition to the compensation paid to executive officers as described above, executive officers received, along with and on the same terms as other employees, certain benefits pursuant to the 401(k) Plan, the Employee Stock Ownership Plan, the Retirement Plan of Rockville Bank (the “Pension Plan”) and life insurance. All of the Named Executive Officers are also eligible to participate in the Supplemental Savings and Retirement Plan. This Plan provides restorative payments to select highly compensated executives designated by the Compensation Committee who are prevented from receiving the full benefits contemplated by the Retirement Plan, 401(k) Plan and Employee Stock Ownership Plan.

The Company offered a tax-qualified defined benefit Pension Plan for the benefit of employees hired prior to January 1, 2005. During 2012, the Committee reviewed the Bank’s retirement program, benefit trends and best practices, and made a strategic decision to hard freeze the Pension Plan effective as of December 31, 2012. For a transition, the Committee approved to provide transitional credit for current Pension Plan participants to the 401(k) Plan equal to an additional 3% of compensation for each year beginning in 2013 and through 2017. None of the current Named Executive Officers are participants in this plan.

Mr. Kucia and Mr. Lund participate in individual Supplemental Executive Retirement Agreements designed to provide them with retirement benefits outside of the Retirement Plan of Rockville Bank which was closed to new entrants as of January 1, 2005. The Committee believes this nonqualified supplemental retirement benefit is both appropriate and common for executives based on information reviewed by the Committee at the time the plans were established.

In December 2012, the Company adopted a defined contribution supplemental executive retirement plan (“SERP”) for Mr. Crawford to fulfill the promise made in Mr. Crawford’s employment agreement, as well as to encourage retention and provide an additional opportunity for long-term performance-based compensation. The SERP provides Mr. Crawford annual contributions on the last day of the plan year equal to 30% of base salary, less all employer contributions (other than matching contributions) to his accounts under the 401(k) Plan, the Employee Stock Ownership Plan and the Supplemental Savings and Retirement Plan. Mr. Crawford has the opportunity to receive an additional annual contribution equal to 15% of base salary if certain performance criteria are achieved during overlapping three-year performance periods, as establish within ninety (90) days of the beginning of each performance period by the Committee. The initial performance periods ending December 31, 2013 and December 31, 2014, are based on one-year and two-year periods, respectively, each commencing on January 1, 2013. The first full three-year performance period is the period commencing on January 1, 2013 and ending on December 31, 2015.

In addition to the contributions described above, the SERP account balance is credited with interest each month based on the monthly Moody’s Seasoned AAA Corporate Bond Yield. At termination of employment, Mr. Crawford receives his vested account balance, payable as a lump sum on the first day of the month following the one year anniversary of his separation from service. If termination occurs for reasons other than death, disability, involuntary termination following a change in control, or for cause, the percentage of the account that is vested is as follows: 0% prior to December 31, 2015; 50% if still employed at December 31, 2015, and an additional 10% at each subsequent anniversary until fully vested, if Mr. Crawford remains continuously employed by the Company through December 31, 2020. If termination occurs due to death or disability, the account balance becomes 100% vested and the balance is distributed as a lump sum payment on the first of the month following separation from service. Upon involuntary termination (or termination for good reason) within two years following a change in control, the account balance becomes 100% vested and an additional amount is added to the account equal to the product of A and B, where:

•

A is an amount equal to 30% of annual salary, less all employer contributions (other than matching contributions) to Mr. Crawford’s accounts under the 401(k) Plan, the Employee Stock Ownership Plan and the Supplemental Savings and Retirement Plan for the respective plan year, and;

•	B is the lesser of 10 or the number of years between Mr. Crawford’s age at separation from service and age 65.

All benefits under the SERP are forfeited if Mr. Crawford is terminated for cause. As the SERP is an unfunded, non-qualified plan, Mr. Crawford has the status of an unsecured general creditor of the Company with respect to the benefits accrued under the SERP.

Mr. Crawford, Mr. Santarelli and Mr. Bechtle received automobile allowances, and Mr. Crawford, Mr. Lund, Mr. Santarelli, Mr. Bechtle and Mr. Kucia received club dues reimbursement, the value of which is disclosed in the notes to the Summary Compensation Table.

Death Benefits for Certain Officers

The Bank maintains an unfunded plan for a select group of officers whose lives have been insured by Bank Owned Life Insurance (“BOLI”) pursuant to which $25,000 is payable to a beneficiary designated by the officer upon the death of the officer while actively employed by the Bank or after attaining eligible to retirement age. The benefits of the Plan are primarily for the Bank but each policy provides that a $25,000 portion of the proceeds upon death be paid to the officer’s designated beneficiary.

Executive Employment/Severance Agreements

The Company has entered into employment agreements with all of its Named Executive Officers and certain non-executive officers. The employment agreements include change of control provisions. All of these contracts reflect a term of one year, with the exception of Mr. Crawford, CEO, who has a three year contract resulting from his new hire in 2011. The Company believes these agreements are necessary and appropriate to provide a level of financial security to those officers important to the success of the Company in the event of a change of control. All of the contracts providing change of control protection contain “double trigger” provisions which only provide severance benefits to the officers in the event that their employment is terminated in connection with a change in control.

For contracts effective January 1, 2012, the Committee approved the enhanced and clarified definitions of “cause” and “good reason.”

The following provisions constitute “cause”:

•	Behaviors materially damaging to the Company

•	Failure to perform duties of the job

•	Any material breach of the agreements

•	Attempts for personal gain at the expense of the Company

•	Engaging in dishonesty, immoral acts and acts that constitute a felony

The following provisions constitute “good reason”:

•	Material reduction in compensation and benefits

•	Failure to pay any material portion of the executive’s compensation

•	Failure to continue any material portion of the executive’s compensation or benefits which were provided prior to a change in control without an equitable arrangement

•	Failure of the Company to obtain a satisfactory employment agreement from the successor following a change in control

•	Failure to perform any material obligation under the agreement

Tax, Accounting and Other Considerations

The Compensation Committee considers the effects of tax and accounting treatments when it determines executive compensation. For example, in 1993, the Internal Revenue Code was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. In structuring Rockville’s compensation programs and in determining executive compensation, the Committee takes into consideration the deductibility limit for compensation. The Committee reserves the right, however, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Code. The employment contracts for the Named Executive Officers were amended in 2012 and contain change of control limitation provisions such that if the change of control payment to any of the executive officers exceeds the limit on such payments pursuant to Internal Revenue Code Section 280G, the payment will be reduced so it does not exceed that limit. The Compensation Committee takes into consideration the accounting effects of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 in determining vesting periods for stock options and restricted stock awards under the Rockville Financial, Inc. 2006 Stock Incentive Award Plan and the Rockville Financial, Inc. 2012 Stock Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis” disclosure appearing above in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which incorporates by reference the disclosure contained in this Proxy Statement.

March 5, 2013

The Compensation Committee:

Kristen A. Johnson, Chairman

David A. Engelson, Vice Chairman

C. Perry Chilberg

Raymond H. Lefurge, Jr.

Rosemarie Novello Papa

COMPENSATION OF EXECUTIVE OFFICERS AND TRANSACTIONS WITH MANAGEMENT

Summary Compensation Table

The following table sets forth certain information with respect to the compensation of our principal executive officer, principal financial officer, and three most highly compensated executive officers. Each individual listed in the table below may be referred to as a Named Executive Officer or NEO or Executive Officer. The material terms of each officer’s employment agreement are described above on page 30. No options or other equity-based awards were repriced or otherwise modified during 2012 for the Named Executive Officers.

Name and Principal Position (a)	Year (b)	Salary(4) (c)$	Bonus(5) (d)$	Stock(6) Awards (e)$	Option Awards (7) (f)$	Non-Equity Incentive Plan Compensation (8) (g)$	Change in Pension Value and Nonqualified Deferred Compensation Earnings(9) (h)$	All Other Compensation (10) (i)$	Total (j)$
William H. W. Crawford, IV(1) President and Chief Executive Officer	2012 2011	429,006 399,231	0 300,000	1,053,007 64,990	352,121 184,996	327,375 205,000	0 0	178,715 169,921	2,340,224 1,324,138
John T Lund Executive Vice President, Chief Financial Officer and Treasurer	2012 2011 2010	216,069 194,746 158,693	0 0 0	222,910 29,393 16,875	108,257 54,598 20,930	130,800 90,000 66,654	64,950 56,570 56,112	53,109 41,811 29,314	796,095 467,118 348,578
Marino J. Santarelli(2) Executive Vice President, Chief Operating Officer	2012 2011	260,169 105,769	0 0	260,584 43,744	126,549 81,472	158,400 100,000	0 0	76,674 24,093	882,376 355,078
Scott C. Bechtle(3) Executive Vice President, Chief Risk Officer	2012	216,077	0	260,584	126,549	132,000	0	70,032	805,242
Mark A. Kucia Executive Vice President, Head of Commercial Banking	2012 2011 2010	211,327 191,977 158,807	0 0 0	260,584 28,272 22,500	126,549 52,517 15,561	129,000 92,800 66,654	37,493 53,062 181,504	58,086 43,487 28,277	823,039 462,115 473,303

(1)	Mr. Crawford was hired on January 2, 2011 as a Senior Executive Vice President and became President and Chief Executive Officer on April 26, 2011.
(2)	Mr. Santarelli was hired as Executive Vice President and Chief Operating Officer on July 18, 2011.
(3)	Mr. Bechtle was hired as Executive Vice President and Chief Risk Officer on June 1, 2011 and became a Named Executive Officer in 2012.
(4)	Reflects actual base salary amounts paid for fiscal years 2010-2012. Annualized base salaries as of December 31, 2012 were as follows: Mr. Crawford: $436,500; Mr. Lund: $218,000; Mr. Santarelli: $264,000; Mr. Bechtle: $220,000; and Mr. Kucia: $215,000
(5)	The amount shown represents new hire bonus for Mr. Crawford.
(6)	These amounts represent the aggregate grant date fair value of restricted stock awards made pursuant to Rockville’s 2012 Stock Incentive Plan determined in accordance with FASB Topic 718. All time-vesting restricted stock awards vest 25% upon grant and 25% per year over the next three years. All performance-vesting restricted stock awards vest 100% upon the three year anniversary of the grant if such defined performance metrics are met. The value attributed to performance shares in the Summary Compensation table above (25% of the total value of the Stock Awards) reflects target performance. The maximum value assuming performance at stretch level would be: Mr. Crawford, $1,118,820, Mr. Lund, $236,842, Mr. Santarelli, $276,870, Mr. Bechtle, $276,870, Mr. Kucia, $276,870. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation Plans” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2012 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.

(7)	These amounts represent the aggregate grant date fair value of stock option awards made pursuant to both Rockville Financial, Inc. 2006 Stock Incentive Award Plan and Rockville Financial Inc. 2012 Stock Incentive Plan determined in accordance with FASB Topic 718. The stock options awarded in December 2006 vested on December 13, 2008. All other stock option awards granted from the 2006 Stock Incentive Award Plan vest 20% upon grant and 20% per year over the next four years. Stock option awards granted from the 2012 Stock Incentive Plan vest 25% upon grant and 25% per year over the next three years. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation Plans” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2012 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.
(8)	Reflects the annual bonus award earned for fiscal year 2012 under the Rockville Bank Officer Incentive Compensation (OICP) Plan.
(9)	Reflects the change in the present value of the life annuity from fiscal year end 2011 to 2012 for both the qualified and non-qualified defined benefit retirement plans (The Retirement Plan of Rockville Bank, SERP, Supplemental Savings and Retirement Plan, and Supplemental Executive Retirement Agreement). Change in Pension Value as follows:

Name	Retirement Plan (Pension)	Supplemental Executive Retirement Plan	Supplemental Savings & Retirement Plan	Supplemental Executive Ret. Agreement		Total
		(SERP)		(Flat $ Benefit)
William H.W. Crawford, IV	$0	$0	$0	$0		$0
John T. Lund				64,950	(a)	64,950
Marino J. Santarelli						0
Scott C. Bechtle						0
Mark A. Kucia				37,493		37,493

(a)	Participant is not yet vested in the benefit under this plan.

(10)	All Other Compensation includes 401(k) matching contributions, automobile allowance, ESOP contributions, Company Contribution to Supplemental Savings and Retirement Plan, present value of SERP, Group term life insurance premium and dividends on unvested restricted stock awards.

The following table shows individual amounts for fiscal year 2012 included in the “All Other Compensation” column.

All Other Compensation – Break Out

Name and Principal Position	401(k)(a)	Employee Stock Ownership Plan(b)	Bank Owned Life Insurance(c)	Group Term Life Insurance(d)	Dividend Paid(e)	Automobile Allowance	Supplemental Savings and Retirement Plan	Supplemental Executive Retirement Plan(f)	Other(g)	Total
William H.W. Crawford, IV	$15,000	$21,579	$235	$384	$29,063	$9,000	$44,274	$57,597	$1,583	$178,715
John T. Lund	15,000	21,579	235	302	7,804	0	6,392	0	1,797	53,109
Marino J. Santarelli	11,460	21,579	235	1,584	8,436	6,000	12,278	0	15,102	76,674
Scott C. Bechtle	14,478	21,579	235	1,584	6,743	6,000	4,358	0	15,055	70,032
Mark A. Kucia	13,800	21,579	235	454	9,097	0	5,176	0	7,745	58,086

(a)	Rockville’s matching and Safe Harbor contributions to the qualified defined contribution 401(k) retirement plan.
(b)	Rockville’s contributions allocated under the Employee Stock Ownership Plan during 2012. As of December 31, 2012, the executives were vested in the following portions of their total shares: 100% for Mr. Kucia; 60% for Mr. Lund; 20% for Mr. Crawford and Mr. Bechtle; and 0% for Mr. Santarelli.
(c)	The cost of a $25,000 death benefit through Bank Owned Life Insurance. Each Executive has two such benefits. (d) Group term life insurance premiums for coverage in excess of $50,000.
(e)	Dividends paid on unvested, time-vesting restricted stock and dividend equivalents accrued on unvested, performance-vesting restricted stock.
(f)	The present value of Mr. Crawford’s SERP based on his current compensation structure.
(g)	Mr. Crawford’s Other Compensation includes club dues reimbursement of $1,583. Mr. Lund’s Other Compensation includes club dues reimbursement of $1,797. Mr. Santarelli’s Other Compensation includes club dues reimbursement of $1,606 and $13,496 of relocation expenses. Mr. Bechtle’s Other Compensation includes club dues reimbursement of $2,985 and $12,070 of relocation expenses. Mr. Kucia’s Other Compensation includes club dues reimbursement of $7,745.

Grants of Plan-Based Awards

The following table presents information on plan-based compensation in 2012 for the Named Executive Officers. The restricted stock awards were granted under the Rockville Financial, Inc. 2012 Stock Incentive Plan (the “2012 Plan”) and the stock option awards were granted under the Rockville Financial, Inc. 2006 Stock Incentive Award Plan (the “2006 Plan”) and the 2012 Plan. See the CD&A “Incentive Compensation” and “Stock Awards” section for detailed descriptions.

Name (a)		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Stock Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards(4) ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(5) ($/Sh) (l)
		(c)	(d)	(e)	(f)	(g)	(h)
	Grant Date(1) (b)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William H.W. Crawford, IV	6/21/12	$130,950	$261,900	$327,375	11,977	23,954	29,942	71,861	239,538	10.99	1,405,128
John T. Lund	6/21/12	43,600	87,200	130,800	2,535	5,071	6,338	15,212	73,644	10.99	331,167
Marino J. Santarelli	6/21/12	52,800	105,600	158,400	2,964	5,928	7,410	17,783	86,088	10.99	387,133
Scott C. Bechtle	6/21/12	44,000	88,000	132,000	2,964	5,928	7,410	17,783	86,088	10.99	387,133
Mark A. Kucia	6/21/12	43,000	86,000	129,000	2,964	5,928	7,410	17,783	86,088	10.99	387,133

(1)	This column shows the date of the grant for all equity awards granted in 2012.
(2)	For Mr. Crawford, the Annual Incentive Compensation Plan target represents 60% of base salary. All other executives’ Annual Incentive Compensation Plan targets as a percentage of base salary are 40% of base salary. Incentive opportunity ranges from 50% to 150% of target for NEOs and 50% to 125% for Mr. Crawford pursuant to his employment contract.
(3)	Performance will be evaluated after three years based on the Company’s performance relative to the SNL U.S. Bank and Thrift Index, and vesting will be based on the following: 1st quartile: 125% of target; 2nd quartile: 100% of target; 3rd quartile: 50% of target; and 4th quartile: 0% of target.
(4)	Exercise price represents the closing price on the grant date.
(5)	For stock option awards column (l) reflects the grant date FASB Topic 718 fair value for awards disclosed in column (j); the Black-Scholes value is $1.47 per share for the grant dated June 21, 2012. Assumptions made in valuing these awards are disclosed in footnote 14, “Share-Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2012 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.

Stock Incentive Award Plans

The Board of Directors and shareholders of the Company approved the Rockville Financial, Inc. 2012 Stock Incentive Plan (the “2012 Plan”) effective as of the Company’s 2012 annual meeting in May 2012. The Company presented the 2012 Plan, which includes provisions that are more shareholder friendly than the 2006 Plan, for approval following the second-step conversion. The awards from the 2012 Plan consist of several components to meet objectives to provide a well-balanced perspective on long-term performance. Additionally, the 2006 Plan approved by the Board of Directors and shareholders of the Company no longer had an appropriate level of awards remaining to fulfill the Company’s long-term incentive strategy. The Board of Directors believes that the ability to grant stock options, stock awards, stock appreciation rights and/or performance awards is an important component of the Company’s overall compensation philosophy. In order to attract, retain and motivate qualified employees and Board members, the Board believes the Company must offer market competitive, long-term compensation opportunities. The Board believes that the availability of stock-based benefits is a key component in this strategy and that this strategy also furthers the objective of aligning the interests of Management and Company shareholders.

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to each Named Executive Officer as of December 31, 2012.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable Options (#)	Number of Securities Underlying Unexercised Options(2) Unexercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William H.W. Crawford, IV	6/21/12(1)	56,747	182,791	—	10.99	6/21/22	53,896	695,258	23,954	309,007
	3/15/11	17,874	26,811	—	10.54	3/15/21	3,700	47,730	—	—
John T. Lund	6/21/12(1)	17,446	56,198		10.99	6/21/22	11,409	147,176	5,071	65,416
	9/2/11	6,276	9,413	—	9.50	9/2/21	1,856	23,942	—	—
	11/15/10	4,186	2,790	—	7.42	11/15/20	910	11,739	—	—
	3/16/09	7,583	1,896	—	6.09	3/16/19	455	5,870	—	—
Marino J. Santarelli	6/21/12(1)	20,394	65,694	—	10.99	6/21/22	13,337	172,047	5,928	76,471
	8/5/11	8,904	13,356	—	9.71	8/5/21	2,703	34,869	—	—
Scott C. Bechtle	6/21/12(1)	20,394	65,694	—	10.99	6/21/22	13,337	172,047	5,928	76,471
	6/1/11	4,838	7,258	—	9.41	6/1/21	—	—	—	—
Mark A. Kucia	6/21/12(1)	20,394	65,694	—	10.99	6/21/22	13,337	172,047	5,928	76,471
	9/2/11	6,036	9,055	—	9.50	9/2/21	1,786	23,039	—	—
	11/15/10	3,112	2,075	—	7.42	11/15/20	1,213	15,648	—	—
	3/16/09	7,583	1,896	—	6.09	3/16/19	607	7,830	—	—
	2/20/08	9,858	—	—	7.90	2/20/18	—	—	—	—

(1)	Options granted from the 2006 Stock Incentive Award Plan and the 2012 Stock Incentive Plan, respectively, are as follows: Mr. Crawford, 62,750 and 178,788; Mr. Lund, 19,292 and 54,352; Mr. Santarelli, 22,552 and 63,536; Mr. Bechtle, 22,552 and 63,536; and Mr. Kucia, 22,552 and 63,536.
(2)	The options granted on December 13, 2006 vested on December 13, 2008, the options granted on August 14, 2007 vested 20% on each August 14, 2007-2011, the options granted on each February 20, 2008 vested 20% on each February 20, 2008-2012, the options granted on March 16, 2009 vest 20% on each March 16, 2009-2013, the options granted on November 15, 2010 vest 20% on each November 15, 2010-2014, the options granted on March 15, 2011 vest 20% on March 15, 2011 and 20% on each January 3, 2012-2015, the options granted on August 5, 2011 vest 20% on August 5, 2011 and 20% on each July 18, 2012-2015, the options granted on September 2, 2011 vest 20% on each September 2, 2011-2015, the options granted on June 21, 2012 from Rockville’s 2006 Stock Incentive Award Plan vest 20% on each June 21, 2012-2016, and the options granted from Rockville’s 2012 Stock Incentive Plan on June 21, 2012 vest 25% on each June 21, 2012-2015.
(3)	Vesting dates for the stock awards are as follows: The restricted stock awarded on February 20, 2008, 20% on each February 20, 2008-2012, the restricted stock awarded on March 16, 2009, 20% on each March 16, 2009-2013, the restricted stock on November 15, 2010, 20% on each November 15, 2010-2014 , the restricted stock granted on March 15, 2011 vest 20% on March 15, 2011 and 20% on each January 3, 2012-2015, the restricted stock granted on August 5, 2011 vest 20% on August 5, 2011 and 20% on each July 18, 2012-2015, the restricted stock granted on September 2, 2011 vest 20% on each September 2, 2011-2015, the time-vesting restricted stock granted on June 21, 2012 vest 25% on each June 21, 2012-2015, and the performance-vesting restricted stock granted on June 21, 2012 vest 100% on June 30, 2015.
(4)	Market values are based on the closing market price of the Company’s stock of $12.90 on December 31, 2012.

The following information sets forth the stock awards vested and stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2012.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
William H.W. Crawford, IV	0	0	19,198	210,382
John T. Lund	0	0	5,332	60,269
Marino J. Santarelli	0	0	5,346	59,608
Scott C. Bechtle	0	0	4,445	48,851
Mark A. Kucia	0	0	7,466	84,665

(1)	Value reflects the vested shares at the relevant vesting price on January 3, 2012 of $10.50, February 21, 2012 of $11.50, March 16, 2012 of $11.62, June 21, 2012 of $10.99, July 18, 2012 of $11.94, August 31, 2012 of $11.99 and November 15, 2012 of $12.67.

Supplemental Executive Retirement Plan

The Bank has adopted the Supplemental Executive Retirement Plan (the “SERP”) for the purpose of providing designated executives of Rockville Bank with supplemental retirement benefits. Mr. Crawford has been designated by the Committee for participation in the SERP which provides him with a retirement benefit equal to 30% of base salary, less all employer contributions (other than matching contributions) to his accounts under the 401(k) Plan, the Employee Stock Ownership Plan and the Supplemental Savings and Retirement Plan. Mr. Crawford has the opportunity to receive an additional annual contribution equal to 15% of base salary if certain performance criteria are achieved during overlapping three-year performance periods, as established within ninety (90) days of the beginning of each performance period by the Committee.

All other participants in the SERP are entitled to their benefit upon the later of termination of employment or attainment of age 60, subject to the completion of five years of service with the Bank. Benefits under the SERP are payable in monthly installments in the form of a straight life annuity unless the participant has made a lump sum election in accordance with the terms of the SERP. A participant may elect to receive all, none or a specified portion of his or her retirement benefit as a lump sum determined on the basis of the interest rate and mortality assumptions used to calculate benefits under the tax-qualified Retirement Plan. Any such lump sum election must be made prior to the date of the participant’s commencement of participation in the SERP; otherwise, such an election becomes effective only if the participant remains in the employment of the Bank for the full 12 calendar months immediately following the date of the election (except in the case of death or disability) and payment of such lump sum pursuant to such election is not made until the fifth anniversary of the date on which payment would otherwise have been made.

In the event that a participant who has made an election dies or becomes disabled during the 12 calendar month period following the election date, the requirement to remain employed during such 12-month period will be deemed to have been satisfied. Benefits under the SERP are not payable if barred by any action of the Connecticut Banking Commissioner or the Federal Deposit Insurance Corporation. Moreover, benefits are not payable if the participant is in breach of any non-competition or other restrictive covenant agreement in such participant’s employment or change in control agreement or if the participant has been discharged from employment for cause. In the event of a participant’s death, the participant’s spouse will receive a benefit equal to 100% of the benefit that would have been provided from the SERP had the participant retired on the date of death and commenced benefits on the later of the date the participant would have attained age 60 or the date of the participant’s death; provided, however, that in calculating the participant’s benefit, the offset attributable to the participant’s tax-qualified Retirement Plan shall be determined on the basis of the 50% survivor annuity payable to the spouse under the tax-qualified Retirement Plan.

Upon the death of a participant after benefits commence under the SERP, 100% of the benefit that the participant was receiving at the time of death will be continued to his or her spouse; provided, however, that if a participant previously received a lump sum payment of all or a portion of the participant’s retirement benefit, such death benefit to the participant’s surviving spouse shall be proportionately reduced.

In the event of the death of a participant who has one or more children who are dependents for federal income tax purposes and whose spouse dies while such child is a dependent, 100% of the benefit payable to the participant or the spouse, as the case may be, shall be continued to such dependent(s) for so long as any child remains a dependent. In 2008, the Compensation Committee amended the SERP to comply with new Section 409A of the Internal Revenue Code and its regulations.

Supplemental Executive Retirement Agreement

Rockville Bank established Supplemental Executive Retirement Agreements (the “Agreements”) for Mr. Kucia and Mr. Lund to supplement their individual retirement benefits from other sources. After five years of service or termination before five years of service due to disability, each executive is entitled to receive a retirement benefit for twenty years in monthly installment payments. If a termination occurs after five years of service but before the age of 60, the retirement benefit is reduced 5% per year for the period that precedes the individual’s attainment of age 65. However, if a termination occurs before age 60 due to disability, without cause or for good reason, the full benefit will be provided later, upon the individual’s attainment of age 60. Termination upon change in control or death will provide full benefit regardless of a service period immediately following the event.

Pension Benefits

The following table provides information regarding the retirement benefits for the NEOs under the Company’s tax-qualified defined benefit and supplemental executive retirement plans, namely the Supplemental Executive Retirement Plan, Supplemental Executive Retirement Agreement, and Supplemental Savings and Retirement Plan, described below.

Name	Number of Years Credited Service	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)

William H. W. Crawford, IV(1)	2.00	57,597	0
Supplemental Executive Retirement Plan (Defined Contribution)
John T. Lund(1)
Supplemental Executive Retirement Agreement (Flat $ Benefit)	4.08	177,632	0
Marino J. Santarelli	1.50	0	0
Scott C. Bechtle	1.50	0	0
Mark A. Kucia
Supplemental Executive Retirement Agreement (Flat $ Benefit)	7.17	272,059	0

(1)	Participant is not yet vested in the benefit under this plan.

Non-Qualified Deferred Compensation

Rockville maintains one non-qualified defined contribution plan, the Supplemental Savings and Retirement Plan.

The Bank adopted the Supplemental Savings and Retirement Plan, which was implemented in connection with the reorganization and offering that took place in 2005. This plan provides restorative payments to executives designated by the Compensation Committee who are prevented from receiving the full benefits contemplated by the tax-qualified Retirement Plan, 401(k) Plan and Employee Stock Ownership Plan. All NEOs participate in the plan. The restorative payments under the plan consist of cash payments in lieu of shares that cannot be allocated to the participant’s account under the Employee Stock Ownership Plan, deferrals and payments for employer safe harbor or matching contributions that cannot be made under the 401(k) Plan due to the legal limitations imposed on the 401(k) Plan and payments for benefits that cannot be paid under the Retirement Plan due to legal limitations imposed on benefits payable from the Retirement Plan.

The following table provides information in respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax qualified.

Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)(1)	Aggregate Earnings in Last FY($) (2)	Aggregate Withdrawals / Distributions($)	Aggregate Balance at Last FYE($)
William H.W. Crawford, IV	0	44,274	6,635	0	105,046
John T. Lund	0	6,392	461	0	9,321
Marino J. Santarelli	0	12,278	0	0	12,278
Scott C. Bechtle	0	4,358	0	0	4,358
Mark A. Kucia	0	5,176	33	0	5,616

(1)	2012 deferred compensation match on current year deferrals.
(2)	2012 deferred compensation interest accrued on all deferrals.

Potential Payments Upon Termination or Change in Control

The Bank and the Company have employment agreements with Named Executive Officers Messrs. Crawford, Lund, Santarelli, Bechtle and Kucia. All of these contracts, with the exception of the contract with Mr. Crawford, CEO, reflect a term of one year ending on December 31, 2012 and may be extended on an annual basis upon written notice provided by the Compensation Committee. The contracts with the NEOs have been extended to December 31, 2013. The contract with Mr. Crawford, CEO had an initial three year term ending on December 31, 2013 which may be extended annually upon written notice from the Compensation Committee.

Under specified circumstances including change in control, termination for reasons other than cause or resignation due to good reason, the employment agreements provide for certain additional payments. However, the Named Executive Officer’s employment may be terminated for cause without incurring any continuing obligations.

Payments and Benefits upon any Termination

Executive officers are entitled to receive earned and unpaid compensation upon any termination of employment. In addition, all unvested stock awards and all unvested stock options held by the Named Executive Officers will be forfeited upon termination of employment, except death, disability, retirement and change-in-control.

Death

The Named Executive Officer’s survivor is entitled to receive earned and unpaid compensation upon the death of the Named Executive Officer and all unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2006 Plan will be accelerated and the beneficiary can exercise the options at any time within five years from the termination (but not after the expiration date of the option). All unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2012 Plan will be accelerated and the beneficiary can exercise the options at any time within one year from the termination (but not after the expiration date of the option). In addition, the health care benefit will be provided for the maximum COBRA continuation period available to Executive’s surviving spouse and eligible dependents, if any.

Disability

The Named Executive Officer is entitled to receive earned and unpaid compensation upon the separation from service due to disability of the Named Executive Officer and all unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2006 Plan will be accelerated and the beneficiary can exercise the options at any time within five years from the termination (but not after the expiration date of the option). All unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2012 Plan will be accelerated and the beneficiary can exercise the options at any time within one year from the termination (but not after the expiration date of the option). In addition, the health care benefit, long-term disability and group-term life insurance will be continued until the Named Executive Officer is eligible for Medicare.

Retirement

The Named Executive Officer is entitled to receive earned and unpaid compensation upon the retirement of the Named Executive Officer. The vesting of all unvested stock awards and all unvested stock options held by the Named Executive Officer granted pursuant to the 2006 Plan will be accelerated and the Named Executive Officer can exercise the options at any time within five years from the termination (but not after the expiration date of the option). The vesting of all unvested stock awards and all unvested stock options held by the Named Executive Officer granted pursuant to the 2012 Plan will vest according to the original grant agreement terms; the 2012 Plan does not have an accelerated vesting upon retirement provision. However, with regard to the stock options granted pursuant to the 2012 Plan all such options shall be exercisable on the earlier of the exercise period or prior to three years from the date of vesting with respect to unvested stock options, or within three years of retirement for vested stock options. In addition, the health care benefit will be continued until the Named Executive Officer is eligible for Medicare.

Voluntary Termination or Involuntary Termination for Cause

A Named Executive Officer who voluntarily terminates employment or whose employment is terminated by the Company due to cause is not entitled to any additional benefits.

Involuntary Termination Without Cause or Voluntary Termination for Good Reason

Involuntary Termination Without Cause, the CEO is entitled to:

•	Three times the sum of the Base Salary immediately prior to termination plus an amount equal to the annual target cash incentive compensation for the year of termination.

•	A lump sum payment equal to the pro-rata portion of the CEO’s annual target cash incentive compensation for the year of termination.

•

A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Company for the period of one and a half years.

•	A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Company’s group long-term disability and group life insurance policies for three years.

•	Acceleration of unvested stock options and restricted stock.

Voluntary Termination for Good Reason, the CEO is entitled to:

•	Two and one-quarter times the sum of the Base Salary immediately prior to termination plus an amount equal to the annual target cash incentive compensation for the year of termination.

•	A lump sum payment equal to the pro-rata portion of the CEO’s annual target cash incentive compensation for the year of termination.

•

A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Company for the period of one and a half years.

•	A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Company’s group long-term disability and group life insurance policies for one and a half years.

•	Acceleration of unvested stock options and restricted stock.

The Named Executive Officer (with the exception of the CEO) is entitled to:

•

One and a half times the sum of the Named Executive Officer’s Base Salary immediately prior to termination plus an amount equal to the greater of the Named Executive Officer’s annual target incentive compensation for the year of termination or the Named Executive Officer’s annual incentive compensation received for the latest year preceding the year of termination.

•	A lump sum payment equal to the pro-rata portion of the Named Executive Officer’s annual target incentive compensation for the year of termination.

•

A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Bank for the period of three years.

•	A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Bank’s group long-term disability and group life insurance policies for three years.

•	Acceleration of unvested stock options and restricted stock.

Involuntary Termination or Voluntary Termination for Good Reason Within Two Years after Change-in-Control

Upon an involuntary termination within two years after a Change-in-Control, the Named Executive Officer is entitled to

•

Three times the sum of the Named Executive Officer’s Base Salary immediately prior to termination plus an amount equal to the greater of the portion of the Executive’s annual target incentive compensation for the year of termination or the portion of the Named Executive Officer’s annual incentive compensation received for the latest year preceding the year of termination. For the CEO, it is three times the sum of the CEO’s Base Salary immediately prior to termination plus the CEO’s annual target incentive compensation for the year of termination.

•	A lump sum payment equal to the pro-rata portion of the Named Executive Officer’s annual target incentive compensation for the year of termination.

•

A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Bank for three years.

•	A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Bank’s group long-term disability and group life insurance policies for three years.

•

If the benefits in connection with a change in control are subject to the tax on excess parachute payments under Section 4999 of the Internal Revenue Code, the higher of (1) reduced payments to the Named Executive Officer to the maximum amount that will not result in an excess parachute payment; or (2) full payments will be provided but the Named Executive Officer will be responsible for paying the excise tax if incurring the excise tax leaves the Named Executive Officer in a better after-tax position.

•	Acceleration of unvested stock options and restricted stock.

The tables below reflect the compensation and benefits due to each of the Named Executive Officers, following or in connection with any termination of employment. The amounts shown assume that each termination of employment was effective as of December 31, 2012, and the fair market value of the Company’s common stock was $12.90, the closing price of common stock on the NASDAQ Global Select Stock Market on that date. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. Actual amounts to be paid can only be determined at the time of the termination of employment.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2012 for William H.W. Crawford, IV. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination for Good Reason $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)

Compensation:

Base Compensation	$1,571,400	0	$2,095,200	0	$2,095,200	0	0

Pro-rata Short-Term Incentive	261,900	0	261,900	0	261,900	327,375	327,375

Stock Option Unvested and Accelerated	412,405	0	412,405	0	412,405	412,405	412,405
Restricted Stock Unvested and Accelerated	1,051,987	0	1,051,987	0	1,051,987	1,051,987	1,051,987
Benefits and Perquisites:
Health and Welfare Benefit Continuation (1)	56,262	0	58,554	0	115,955	111,245	876,883
Supplemental Executive Retirement Agreement(2) Acceleration	0	0	1,367,097	0	1,367,097	57,597	57,597

280G Tax & Scale Back	0	0	0	0	0	0	0

Total:	3,353,954	0	5,247,143	0	5,304,544	1,960,609	2,726,247

(1)	Includes postretirement health care, postretirement life insurance, health care continuation for eligible non-spouse dependent only, group term life benefit and long-term disability benefit.
(2)	Participant is not yet vested in the benefit under this plan.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2012 for John T. Lund. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)

Compensation:

Base Compensation	0	0	$462,000	0	$924,000	0	0

Pro-rata Short-Term Incentive	0	0	87,200	0	87,200	130,800	130,800

Stock Option Unvested and Accelerated	0	0	167,548	0	167,548	167,548	167,548
Restricted Stock Unvested and Accelerated	0	0	254,148	0	254,148	254,148	254,148
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	0	0	81,633	0	81,633	76,951	764,392
Supplemental Executive Retirement Agreement(2) Acceleration	0	0	0	0	494,107	494,107	262,099

280G Tax & Scale Back	0	0	0	0	0	0	0

Total:	0	0	1,052,529	0	2,008,636	1,123,554	1,578,987

(1)	Includes postretirement health care, postretirement life insurance, group term life benefit and long-term disability benefit.
(2)	Participant is not yet vested in the benefit under this plan.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2012 for Marino J. Santarelli. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Retirement(2) $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)

Compensation:

Base Compensation	0	0	554,400	0	1,108,800	0	0

Pro-rata Short-Term Incentive	158,400	158,400	105,600	0	105,600	158,400	158,400

Stock Option Unvested and Accelerated	0	0	168,080	0	168,080	168,080	168,080
Restricted Stock Unvested and Accelerated	0	0	283,390	0	283,390	283,390	283,390
Benefits and Perquisites:
Health and Welfare Benefit Continuation (1)	191,509	191,509	117,928	0	117,928	111,245	202,100
280G Tax & Scale Back	0	0	0	0	0	0	0

Total:	349,909	349,909	1,229,398	0	1,783,798	721,115	811,970

(1)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For voluntary termination or disability, benefit is assumed to continue until the participant is eligible for Medicare and for his spouse until the expiration of her COBRA continuation period.
(2)	Participant is retirement eligible age.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2012 for Scott C. Bechtle. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Retirement(2) $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)

Compensation:

Base Compensation	0	0	462,000	0	924,000	0	0

Pro-rata Short-Term Incentive	132,000	132,000	88,000	0	88,000	132,000	132,000

Stock Option Unvested and Accelerated	0	0	150,804	0	150,804	150,804	150,804
Restricted Stock Unvested and Accelerated	0	0	248,522	0	248,522	248,522	248,522

Benefits and Perquisites:
Health and Welfare Benefit Continuation (1)	109,635	109,635	87,045	0	87,045	36,559	117,340
280G Tax & Scale Back	0	0	0	0	0	0	0

Total:	241,635	241,635	1,036,371	0	1,498,371	567,885	648,666

(1)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For disability, benefit is assumed to continue until the participant is eligible for Medicare.
(2)	Participant is retirement eligible age.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2012 for Mark A. Kucia. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)

Compensation:

Base Compensation	0	0	461,700	0	923,400	0	0

Short-Term Incentive	0	0	86,000	0	86,000	129,000	129,000

Stock Option Unvested and Accelerated	0	0	180,542	0	180,542	180,542	180,542
Restricted Stock Unvested and Accelerated	0	0	295,031	0	295,031	295,031	295,031

Benefits and Perquisites:
Health and Welfare Benefit Continuation (1)	0	0	4,594	0	4,594	0	21,073
Supplemental Executive Retirement Agreement Acceleration	72,397	0	327,831		494,107	494,107	327,831
280G Tax & Scale Back	0	0	0	0	0	0	0

Total:	72,397	0	1,355,698	0	1,983,674	1,098,680	953,477

(1)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For disability, benefit is assumed to continue until the participant is eligible for Medicare.

Director Compensation

Director Fees

The Compensation Committee reviews the Board compensation regularly to ensure it is appropriate, competitive and effective. In 2012, the Committee decided to increase the annual Board retainer from $11,400 to $15,000 after considering the fact that the Board had not received an increase in annual retainer compensation since 2008, as well as the performance of the Company and market competitiveness with the assistance of the compensation consultant. Other compensation components are not changed from 2011.

Each non-employee Director receives an annual retainer of $15,000, and $950 for each Board meeting and $850 for each Committee meeting that he or she attends. In addition to the above fees, the Chairman of the Board receives an annual retainer of $60,000, and the Vice Chairman of the Board, the Audit Committee Chairman, the Compensation Committee Chairman, the Governance Committee Chairman, the Lending Committee Chairman and the Asset/Liability Committee Chairman receive annual retainers of $11,400. During 2012, the Vice Chairman of the Board also served as the Governance Committee Chairman and the Lending Committee Chairman; however the Company compensated the incumbent for one “special” committee retainer at the full remuneration of $11,400 and one at half that rate at $5,700. The Company paid fees totaling $576,975 to non-employee Directors during the fiscal year ended December 31, 2012. Directors are not paid separately for their services on the Board of both the Company and the Bank.

On June 21, 2012, each non-employee Director received 5,682 shares of stock options from the Rockville Financial, Inc. 2012 Stock Incentive Plan (the “2012 Plan”), 2,017 shares of stock options from the Rockville Financial, Inc. 2006 Stock Incentive Award Plan (the “2006 Plan”), and 10,266 shares of restricted stock from the 2012 Plan. The exercise price of these options is $10.99, the grant date closing price. The grant date fair value for each stock option award is $11,318. The options and restricted stock granted from the 2012 Plan will vest 100% on the first anniversary of the grant date. The options granted from the 2006 Plan vested 20% immediately and the remaining 80% will vest 20% annually on each anniversary of the grant date over the next four years.

The following table details the compensation paid to each of our non-employee Directors in 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Michael A. Bars	61,425	112,812	11,318	0	0	0		185,555
C. Perry Chilberg	49,450	112,812	11,318	0	0	0		173,580
David A. Engelson	46,050	112,812	11,318	0	0	0		170,180
Pamela J. Guenard(1)	14,250	0	0	0	0	0		14,250
Joseph F. Jeamel	53,200	112,812	11,318	0	0	60,000	(5)	237,330
Raymond H. Lefurge, Jr.	83,600	112,812	11,318	0	0	0		207,730
Kristen A. Johnson	55,325	112,812	11,318	0	0	0		179,455
Stuart E. Magdefrau	62,975	112,812	11,318	0	0	0		187,105
Thomas S. Mason(1) (4)	15,900	0	0	0	0	0		15,900
William J. McGurk	36,075	112,812	11,318	0	0	102,000	(5)	262,205
Rosemarie Novello Papa	40,525	112,812	11,318	0	0	0		164,655
Peter F. Olson(1)	16,400	0	0	0	0	0		16,400
Richard M. Tkacz	41,800	112,812	11,318	0	0	0		165,930

(1)	Messers. Mason and Olson, and Ms. Guenard completed their service on the Board as of the Company’s Annual Meeting in May of 2012.
(2)	As of December 31, 2012, Directors have the following unvested restricted stock shares; Bars – 10,265 shares; Chilberg – 10,265 shares; Engelson – 10,265 shares; Jeamel – 10,265 shares; Johnson – 10,265 shares; Lefurge – 10,265 shares; Magdefrau – 10,265 shares; McGurk – 10,265 shares; Papa – 10,265 shares; and Tkacz – 10,265 shares. Messers Mason and Olson and Ms. Guenard did not have any unvested shares as of December 31, 2012.
(3)	As of December 31, 2012, Directors have the following unvested stock options; Bars – 10,480 options; Chilberg – 10,480 options; Engelson – 10,480 options; Jeamel – 10,026 options; Johnson – 9,419 options; Lefurge – 10,480 options; Magdefrau – 10,480 options; McGurk – 7,296 options; Papa – 10,480 options; and 10,480 – 6,370 options. Messers Mason and Olson and Ms. Guenard did not have any unvested stock options as of December 31, 2012.
(4)	Mr. Mason elected to defer 50% of his annual fees, $7,750, and received a distribution from the Non-Qualified Deferred Compensation Plan for Directors in the amount of $186,347 upon his retirement from the Board in 2012.
(5)	Mr. Jeamel and Mr. McGurk earned consulting fee income during the year 2012.

Deferred Compensation Plan

The Bank maintains the Rockville Bank Non-Qualified Deferred Compensation Plan for Directors, a non-qualified plan that permits Directors to defer all or part of their total fees for a plan year in 25% increments. The participants in the Non-Qualified Deferred Compensation Plan direct the investment of their deferred amounts among several investment funds. Participants elect the method of payment of their deferral accounts either on a date certain or upon termination of their service as a Director. Participants may elect to receive the deferral amounts in a lump sum payment or in consecutive annual installments over a period not to exceed five years. The Bank accrued expenses totaling $24,574 to Directors in connection with this plan during the fiscal year ended December 31, 2012.

Compensation in the form of perquisites and other personal benefits provided by us has been omitted for all individual Directors as the total amount of those perquisites and personal benefits constituted less than $10,000 for 2012 for each.

Certain Relationships and Related Transactions

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of repayment or present other unfavorable features. Notwithstanding this rule, federal regulations permit banks like Rockville Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all Bank employees and does not give preference to any executive officer or director over any other employee. Rockville Bank maintains certain loan programs whereby employees with one year of service or more, including executive officers and directors, may obtain loans with an interest rate discount upon request. From time to time, Rockville Bank also makes loans and extensions of credit, directly and indirectly, to its executive officers and directors that are not part of an employee discount loan program. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Rockville Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.

The following information is furnished for outstanding loans made by Rockville Bank to executive officers and directors under the discounted loan programs:

Name	Original Loan Date	Loan Type	Original Note Rate	Current Rate	Largest Aggregate Principal Outstanding During 2012	Principal Balance as of 12/31/12	Interest Paid During 2012

Michael A. Bars	1/12/2011	Fixed Residential	4.00%	4.00% No employee rate reduction requested	$214,760	$203,258	$8,381

Judy Keppner Clark	7/21/2008	Fixed Residential	5.125%	4.625% Rate Modified	$67,452	$62,058	$3,006

Kristen A. Johnson	11/2/2011	Fixed Residential	3.375%	2.875% Rate Modified	$119,487	$112,347	$3,640

John T. Lund	11/23/2011	Fixed Residential	3.375%	2.875% Rate Modified	$269,000	$254,444	$7,543

William J. McGurk	5/5/2003	ARM Loan-.50% off Rate Margin	4.250%	2.75% Rate Modified	$15,928	$5,684	$253

Rosemarie N. Papa	6/29/2009	Fixed Residential	4.750%	3.250% No employee rate reduction requested	$263,629	$136,981	$5,106

Howard Stanton III	3/21/2012	Fixed Residential	3.125%	2.625% Rate Modified	$215,000	$206,959	$3,901

Richard M. Tkacz	2/7/2011	Fixed Residential	4.500%	4.500% No employee rate reduction requested	$145,228	$142,763	$6,485

Richard J. Trachimowicz	9/29/2008	ARM Loan-.50% off Rate Margin	5.375%	4.875% Rate Modified	$281,935	$276,703	$13,628

ELECTION OF DIRECTORS

(Proposal 1)

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF JOSEPH F. JEAMEL, JR. TO SERVE AS DIRECTOR OF THE COMPANY FOR A TERM OF ONE YEAR AND THE ELECTION OF RAYMOND H. LEFURGE, JR. AND STUART E. MAGEDFRAU TO SERVE AS DIRECTORS OF THE COMPANY FOR A TERM OF FOUR YEARS, AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE QUALIFIED AND ELECTED.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal 2)

The Audit Committee has appointed the firm of Wolf & Company, P.C. to be independent auditors for Rockville for the year ending December 31, 2013, subject to ratification of the appointment by Rockville’s shareholders. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Wolf & Company, P.C., independent certified public accountants, to audit the books and accounts of Rockville for the year ending December 31, 2013. If Rockville’s shareholders do not ratify the appointment, the Audit Committee will consider a change in auditors for the next year.

Wolf & Company, P.C. has advised Rockville that they are independent accountants with respect to Rockville, within the meaning of standards established by the Independence Standards Board and federal securities laws administered by the SEC.

Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the votes cast is required to ratify the appointment of Wolf & Company, P.C. as Rockville’s independent auditors for the year ending December 31, 2013.

Representatives of Wolf & Company, P.C., the Company’s independent registered public accounting firm for the year ended December 31, 2012, are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY, P.C. AS ROCKVILLE’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2013.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no matters to be brought before the Annual Meeting other than procedural matters incident to the conduct of the Annual Meeting. If further business is properly presented, the proxy holders will vote proxies as determined by a majority of the Board of Directors.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Pursuant to the proxy solicitation regulations of the SEC, any shareholder proposal intended for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2014 Annual Meeting of Shareholders must be received by the Company by November 17, 2013. The Company’s 2014 Annual Meeting of Shareholders is currently scheduled to take place on May 15, 2014. Nothing in this paragraph shall be deemed to require Rockville to include in its proxy statement and form of proxy any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

ANNUAL REPORTS

Copies of the Company’s 2012 Annual Report to Shareholders, which includes its Annual Report to the SEC on Form 10-K for the year ended December 31, 2012, accompanying this proxy statement are not a part of the proxy solicitation materials. The Annual Report to the SEC accompanying this proxy statement does not include the Form 10-K’s exhibits filed with the SEC. These exhibits are listed in the Form 10-K and can be viewed on the SEC’s website (www.sec.gov) or, upon written request, we will provide any recipient of this proxy statement, free of charge, all exhibits filed at the SEC with the Form 10-K. Requests should be directed to Marliese L. Shaw, Investor Relations, Rockville Financial, Inc., 25 Park Street, Rockville, CT 06066.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 16, 2013. The proxy statement, the 2012 Annual Report to Shareholders and the form of proxy are available in the “Financial Information - Annual Meeting Materials” portion of the Investor Relations section of the Company’s website (www.rockvillefinancialinc.com, click on “Financial Information” and then click on “Annual Meeting Materials”).

The Board of Directors urges each shareholder, whether or not he or she intends to be present at the Annual Meeting, to complete, sign and return the enclosed proxy as promptly as possible.

By Order of the Board of Directors

/s/ Judy Keppner Clark
Judy Keppner Clark Secretary

z		{
REVOCABLE PROXY ROCKVILLE FINANCIAL, INC.

ANNUAL MEETING OF SHAREHOLDERS ON

MAY 16, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned being a shareholder of Rockville Financial, Inc. hereby appoints Michael A. Bars, David A. Engelson and Rosemarie Novello Papa or each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the 2013 Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on May 16, 2013, at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut 06074, and at any adjournments thereof. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

IMPORTANT ANNUAL MEETING INFORMATION

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 16, 2013.

THE PROXY STATEMENT, THE 2012 ANNUAL REPORT TO SHAREHOLDERS AND THE FORM OF PROXY ARE AVAILABLE AT:

www.rockvillefinancialinc.com – click Financial Information and Annual Meeting Materials

Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.	☐
Mark here if you plan to attend the meeting.	☐
Mark here for address change.	☐

Comments:

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

		For	With- hold
1.	Election of one Director for a one year term:	☐	☐
Joseph F. Jeamel, Jr.

	Election of two Director for a four year term:	For	With- hold
	Raymond H. Lefurge, Jr.	☐	☐

	Stuart E. Magdefrau	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of Wolf & Company P.C. as independent auditors for the current year.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

This proxy will be voted as directed or, if no direction is given, will be voted “FOR” the nominees under Proposal 1, “FOR” the ratification of Rockville Financial, Inc.’s appointment of independent auditors in Proposal 2; and in accordance with the determination of a majority of the Board of Directors as to any other matters. If the proxy is not marked to withhold authority to vote for the nominees, it will be voted FOR the nominees.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. Please check your mailing address as it appears on the Revocable Proxy. If it is inaccurate, please include your correct address above.

Please be sure to date and sign this proxy card in the box below.	Date
Sign Above	Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

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